Exhibit 4.7

EXECUTION COPY

CREDIT AGREEMENT

between

PROFOUND MEDICAL INC.

as Borrower

AND

PROFOUND MEDICAL CORP.

PROFOUND MEDICAL GMBH

PROFOUND MEDICAL (U.S.) INC.

as Guarantors

AND

CANADIAN IMPERIAL BANK OF COMMERCE

as Lender

dated as of

July 30, 2018

GOODMANS LLP

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- ii -

- iii -

- iv -

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) dated as of July 30, 2018, by and among Profound Medical Inc., an Ontario corporation, as borrower (“Borrower”), Profound Medical Corp., an Ontario corporation, as a guarantor (“Parent”), Profound Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), as a guarantor (“PM Germany”) and Profound Medical (U.S.) Inc., a Delaware corporation, as a guarantor (“PM USA”) and Canadian Imperial Bank of Commerce, as lender (“Lender”).

WHEREAS the Borrower has requested that Lender extend credit to it in a maximum aggregate principal amount of up to $18,750,000 for the various purposes set out herein.

WHEREAS the Borrower is a wholly-owned subsidiary of Parent and PM Germany and PM USA are each a wholly-owned subsidiary of the Borrower.

WHEREAS Parent, PM Germany and PM USA have agreed to guarantee the obligations of the Borrower hereunder.

AND WHEREAS Lender is willing to extend such credit on and subject to the terms and conditions hereof.

NOW THEREFORE in consideration of the covenants and agreements herein the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

Section 1.01         Definitions

In this Agreement:

“Account Debtor” means a person obligated on an Account.

“Accounts” has the meaning given to such term in the PPSA.

“Acquisition” means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or a material portion of of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or a material portion of the Property of any division, business, operation or undertaking of any other Person or (c) any material real estate asset.

“Additional Documents” has the meaning set forth in Section 4.05.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement,” “hereto,” “herein,” “hereof,” “hereby,” “hereunder,” and any similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof, and include any and every instrument supplemental hereto or amending or replacing any part hereof.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Board” means a Person’s board of directors, board of managers, board of members or similar governing body, provided that, unless otherwise specified, “Board” shall refer to the applicable Loan Party’s Board.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Budget” means the consolidated and consolidating projections and budget, prepared annually on a monthly basis, for Parent and its Subsidiaries adopted and approved by Parent’s Board for the given period.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the City of Toronto, Province of Ontario are not open for business.

“Canadian Dollars” and “$” mean lawful money of Canada.

“Canadian Guarantee” has the meaning set forth in Section 4.01(b).

“Canadian IP Security Agreement” has the meaning set forth in Section 4.01(e).

“Canadian Pension Plan” means any “pension plan” that is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction.

“Canadian Security Agreement” has the meaning set forth in Section 4.01(a).

“Capital Lease” means any lease that would be considered to be a capital lease in accordance with GAAP; provided, that any lease that would be considered to be an operating lease in accordance with GAAP on the date of this agreement shall not be considered to be a Capital Lease notwithstanding any change in GAAP after such date that may reclassify it as a capital lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States, the Government of Canada or any agency or any State or Province, as applicable, thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) comparable instruments as those described in clauses (a) through (d) for any Loan Party that is not formed under the federal or provincial laws of Canada and operates in a jurisdiction outside of Canada.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CDOR” means, on any date, the annual rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a specified term appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc., definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then CDOR on such date shall be the rate for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Lender as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day; provided further, that if CDOR is less than zero, it shall be deemed to be zero hereunder.

“Centre of Main Interests” means the “centre of main interests” of a Loan Party incorporated in a member state of the European Union as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Change of Control” means, unless otherwise waived in writing by Lender, (a) the consummation of any transaction (including, without limitation, any plan of arrangement, merger, amalgamation or consolidation) the result of which is that any Person or group of Persons acquires or otherwise beneficially owns, directly or indirectly, or acquires or has the voting power and/or investment power in respect of, 50% or more of the Shares of Parent; (b) the first day on which a majority of the members of the Board of the Parent are not Continuing Directors; (c) if any Loan Party that is a Subsidiary of Parent ceases to be a wholly-owned Subsidiary of Parent or any Subsidiary thereof, or any other Subsidiary ceases to be Controlled by Parent, other than as a result of an amalgamation with a Loan Party or any other Subsidiary permitted hereunder; or (d) if there is an indirect event or transaction similar to the events or transactions described above which has the same result or effect as the events or transactions described above whereby: (i) with respect to any Loan Party other than the Parent, any Person or group of Persons other than an Existing Shareholder shall acquire the right or ability to effectively Control any such Loan Party, and (ii) with respect to the Parent, any Person or group of Persons shall acquire the right or ability to effectively Control the Parent. “Existing Shareholder” shall mean the shareholders of each Loan Party as of the Closing Date set forth on Schedule 5.31.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but in the case of a request, rule, guideline or directive not having the force of law, being a request, rule, guideline or directive with which Persons customarily, and are expected by the relevant Governmental Authority to, comply and nevertheless are considered to be binding on such Person or its property) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, European or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Closing Fee” has the meaning set forth in Section 2.03(b).

“Collateral” means all assets, property (both real and personal) and undertaking that is subject to grant of security pursuant to a Security Document.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party and the landlord with respect to any applicable leased facility, which agreement is sufficient to give Lender access to any Collateral located at such leased facility.

“Commitment Fee” has the meaning set forth in Section 2.03(a).

“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Continuing Directors” means, as of any date of determination, any member of the Board of any Loan Party or any of their respective Subsidiaries (1) who was a member of such Board on the Closing Date or (2) whose election or nomination for election to such Board has been approved by a majority of the Continuing Directors who were at the time of such nomination or election members of such Board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise; “Controlling”, “Controlled” and “Controls” have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party and the applicable securities intermediary or bank, which agreement is sufficient to give Lender “control” over the subject Securities Account, Deposit Account or Investment Property under the PPSA or applicable foreign Law, as applicable, and in the case of a Deposit Account governed by Canadian laws, shall include a blocked account agreement the effect of which would be similar to a control agreement even though it may not be required for “control” under Law.

“Default” means any event specified in Section 8.01 hereof, whether or not any requirement in connection with such event for the giving of notice, lapse of time or happening of any further condition has been satisfied.

“Deposit Account” means any checking account, demand deposit account or other deposit or bank account maintained by a Loan Party.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by a Loan Party or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

“End of Term Payment” has the meaning set forth in Section 3.03.

“Environmental Laws” means any and all present and future federal, provincial, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equipment” has the meaning given to such term in the PPSA.

“Equity Interests” means (a) in the case of any corporation or company, all shares or capital stock and any securities exchangeable for or convertible into shares or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Establishment” has the meaning as used in Article 2(10) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange quoted for by the Lender in accordance with its usual practice at 11:00am Toronto time on the Business Day such conversion is to be made in accordance with its normal practice.

“Excluded Accounts” means collectively (a) non-collection Deposit Accounts that collectively hold an aggregate of no more than $500,000, (b) for the period beginning on the Closing Date and terminating 90 days thereafter, Deposit Accounts that are located in Canada and collectively hold an aggregate of no more than $2,000,000 and (c) Deposit Accounts that are located in Canada and maintained with the Lender or an Affiliate of the Lender.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) withholding Taxes of the United States imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a Law in effect on the date on which (i) the Lender acquires by assignment such interest in a Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10(c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (c) Taxes imposed under FATCA.

“Existing Loan Facility” means the loan by Knight Therapeutics Inc. in favour of Borrower established pursuant to the loan agreement dated as of April 30, 2015 among Knight Therapeutics Inc. and Borrower.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code (U.S.), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreement or foreign legislation (including official administrative rules or practices) implemented to give effect to any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to section 1471(b) of the Internal Revenue Code (U.S.).

“Financing Documents” means this Agreement, the Canadian Guarantee, any other Guarantee, the Security Documents, all Additional Documents and any other document, instrument or agreement now or hereafter entered into in connection with the Secured Obligations or the Collateral.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, and which on the Closing Date encompass International Financial Reporting Standards adopted by the Canadian Accounting Standards Board provided that if the Loan Parties convert its consolidated financial reporting to US GAAP, in accordance with Section 1.08, then GAAP shall mean US GAAP.

“German Security Agreements” has the meaning set forth in Section 4.01(e).

“Governing Documents” means, for any Person, such Person’s formation documents, as certified by the applicable governmental agency of such Person’s jurisdiction of organization (provided that in case of any later updates to such certified documents a print-out from the electronic commercial register will be sufficient), and, (a) if such Person is a corporation, its certificate of incorporation or formation and bylaws, (b) if such Person is a limited liability company, its certificate of incorporation and/or limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement (or similar agreement), in each case, including all amendments or modifications thereto.

“Governmental Authority” means any nation or government, any provincial, state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” means any guarantee of the Secured Obligations entered into on or after the Closing Date by any Person required to provide a Guarantee in accordance with the terms of this Agreement (including, without limitation, pursuant to Section 4.01 and Section 4.03 hereof) and which for greater certainty shall include the Canadian Guarantee, which shall be in form and substance satisfactory to the Lender.

“Guarantor” means, collectively, (i) Parent, PM Germany and PM USA, and (ii) any person providing a Guarantee in favor of Lender under the terms of Section 4.03.

“Hazardous Materials” has the meaning set forth in Section 5.13.

“Healthcare Laws” means, collectively, any and all federal, state, provincial or local laws, rules, regulations and administrative manuals, orders, guidelines and requirements issued under or in connection with any government payment program or any law governing the establishment, certification, licensure of or regulating healthcare providers, professionals, facilities (including nursing facilities), medical devices, medications or payors or otherwise governing or regulating the provision of, or payment for, medical and healthcare services.

“Hedge Arrangement” means, for any period, for any Person, any arrangement or transaction between such Person and any other Person which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“Indebtedness” of a Loan Party or any of its Subsidiaries, as the case may be, means, without duplication:

(a)	all of its indebtedness for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Loan Party or any of its Subsidiaries and all obligations evidenced by notes, bonds, debentures or other similar instruments;

(b)	all obligations for or in respect of the deferred purchase or acquisition price of Property or services, whether or not recourse is limited to the repossession and sale of any such Property;

(c)	all obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with GAAP;

(d)	all obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by such Loan Party or any of its Subsidiaries where such obligation has been exercised or otherwise become payable;

(e)	all obligations under Hedge Arrangements; and

(f)	all guarantees by such Loan Party or any of its Subsidiaries or any of its Subsidiaries of any of the foregoing, or obligations of such Loan Party or any of its Subsidiaries to purchase or acquire any of the foregoing, or any other assurance given by such Loan Party or any of its Subsidiaries to a creditor of another Person against loss in connection with any of the foregoing incurred by such other Person;

but “Indebtedness” shall not include unsecured trade debt incurred in the ordinary course of business, issued share capital or surplus, reserves (including, for certainty, reserves in connection with purchase orders) for deferred taxes or general contingencies, minority interests in Subsidiaries, operating leases, nor any contingent liabilities in connection with contracts entered into in the ordinary course of business.

“Indemnified Claim” has the meaning set forth in Section 9.05.

“Indemnified Person” has the meaning set forth in Section 9.07.

“Indemnified Taxes” means Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies’ Creditors Arrangement Act (Canada), the German Insolvency Code (Insolvenzordnung) (Germany), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States), together with any other similar statutes (including corporate statutes) in Canada or any other applicable jurisdiction in which any Loan Party operates.

“Insolvency Proceeding” is any proceeding by or against any Person under any Insolvency Legislation, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instruments” has the meaning given to such term in the PPSA.

“Intellectual Property” means the following properties and assets owned or held or in which the applicable Person otherwise has any interest, now existing or hereafter acquired or arising:

(a)	all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b)	all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible Property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(c)	all state and provincial (including common law), federal and foreign trade-marks, service marks and trade names, and applications for registration of such trademarks, service marks and tradenames, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(d)	all technology created, developed or acquired by such Person, trade secrets, trade dress, trade styles, logos, other sources of business identifiers, mask-works, mask-work registrations, mask-work applications, software, proprietary or confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, techniques, research, studies, algorithms, formulae, databases, quality control procedures, product, service and technical specifications and data, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;

(e)	all domain names, internet protocol addresses and uniform resource locators used in the business and all applications, registrations and rights therein and thereto;

(f)	the entire goodwill of or associated with the businesses now or hereafter conducted connected with and symbolized by any of the aforementioned properties and assets; and

(g)	all accounts, all intangible intellectual or other similar Property and other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

“Intellectual Property Security Agreements” means (i) the Canadian IP Security Agreement, the (ii) US IP Security Agreement, and (iii) any other security agreement covering the Intellectual Property of the Loan Parties, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Investment” means any direct or indirect:

(a)	purchase or other acquisition of Equity Interest or other securities of any other Person or any beneficial interest therein;

(b)	purchase or other acquisition of bonds, notes, debentures or other debt securities of any other Person or beneficial interest therein;

(c)	loan or advance to any other Person; and

(d)	capital contribution to any other Person.

“Investment Property” has the meaning given to such term in the PPSA.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Law” means any statute, law, ordinance, regulation, rule, order, writ, injunction, policies, practices, directives, guidelines or decree of any Tribunal, and which for greater certainty shall include Healthcare Laws and any policies, practices, directives or guidelines of the TSX.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all reasonable fees, costs, expenses (including, without limitation, reasonable attorneys’ and other legal fees, costs and expenses and audit fees), or any other reasonable charges incurred by Lender in the negotiation, preparation, amendment, administration, monitoring, defense, enforcement and restructuring of the Financing Documents (including without limitation, those incurred after appeal or in Insolvency Proceedings) or the exercise of remedies pursuant thereto, or otherwise incurred by Lender with respect to any Loan Party or the Financing Documents.

“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, right of distress, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Loan Account” has the meaning set forth in Section 2.05.

“Loan Parties” means Borrower, Parent and each Guarantor from time to time party hereto or any other Financing Document, collectively, and “Loan Party” means any one of such parties.

“Loans” means the Term Loans and any other amounts owing to Lender by Borrower under the Financing Documents.

“Material Adverse Change” means a material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or any other Loan Party.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition, operations, performance or properties of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Financing Documents, (c) the validity or enforceability of the Financing Documents or the Lien granted to Lender thereunder, or (d) the rights and remedies of Lender under the Financing Documents.

“Material Agreements” any contract, agreement, license, sublicense, supply agreement, permit, lease or other instrument, the termination of which would reasonably be expected to have a Material Adverse Effect, including, without limitation, the agreements set forth on Schedule 5.09.

“Material Intellectual Property” means all Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property, of any Loan Party or any of its Subsidiaries, that is material to the business or operations of the Loan Parties on a consolidated basis.

“Material Subsidiary” means (i) each present and future Subsidiary of Parent that at any time individually accounts for more than 7.5% of either the revenue or assets of Parent on a consolidated basis, (ii) each present and future Subsidiary of Parent that at any time, when aggregated with all other Subsidiaries that are not Loan Parties, accounts for more than 15% of either the revenue or assets of Parent on a consolidated basis and (iii) each other present and future Subsidiary of Parent that is a party to a Material Agreement or holds any Intellectual Property that is material to Parent’s or Borrower’s business.

“Maturity Date” means July 29, 2022.

“Monthly Interest Amount” has the meaning set forth in the defined term “Term Loan Interest Rate”.

“Net Available Proceeds” means:

(a)	in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition; and

(b)	in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by a Loan Party or any of its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by a Loan Party or any of its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by a Loan Party or any of its Subsidiaries in respect of such Casualty Event.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by a Loan Party or any of its Subsidiaries directly or indirectly in connection with such Disposition; provided that Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by a Loan Party or any of its Subsidiaries in connection with such Disposition and (ii) any federal, provincial, state and local income or other taxes estimated to be payable by a Loan Party or any of its Subsidiaries as a result of such Disposition.

“Non-Canadian Pension Plan” means any “pension plan”, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside of Canada by any Loan Party primarily for the benefit of employees of such Loan Party residing outside Canada, which is subject to statutory funding requirements in advance of the payment of pension benefits thereunder, and which plan is not subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction. For clarity Non-Canadian Pension Plan shall include, without limitation, any such plan maintained in Germany.

“Operating Cash Expenditures” means the aggregate of all operating expenses of the Loan Parties on a consolidated basis, including, without limitation, all expenditures associated with the maintenance, administration and operation of the Loan Parties.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Pension Plan” means a Canadian Pension Plan or a Non-Canadian Pension Plan.

“Pension Plan Event” means, to the extent a Loan Party or a Subsidiary forms or acquires a Pension Plan after the Closing Date, (i) the institution of any steps by any Loan Party or any applicable regulatory authority to terminate a Pension Plan if, as a result of such termination, any such Loan Party shall be required to make an additional contribution to such Pension Plan or to incur an additional liability or obligation to such Pension Plan equal to or in excess of $250,000; or (ii) the taking of any steps to establish, fund or otherwise contribute to a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the ITA.

“Permit” has the meaning set forth in Section 5.19.

“Permitted Acquisition” means any Acquisition that complies with the following criteria:

(a)	no Event of Default exists at the time of such Acquisition or would exist after giving effect to such Acquisition;

(b)	the Acquisition is non-hostile in nature;

(c)	the person, division, product line of business acquired in such Acquisition shall be in the same or substantially similar line of business as Borrower or in an adjacent line of business;

(d)	the total aggregate consideration for the Acquisition, together with all other Acquisitions hereunder, is not greater than $10,000,000;

(e)	if the Acquisition is of a Material Subsidiary, it shall provide a Guarantee and deliver such Security Documents and certificates as are consistent with the documentation provided to the Lender by a Loan Party and comply with the requirements of Section 4.01 and Section 4.03, and if it is an Acquisition of assets it shall otherwise comply with Article IV; and

(f)	the Loan Parties (i) demonstrate pro forma compliance with the financial covenant set out in Section 6.19 for the trailing three month period ending immediately prior to the date of the proposed Acquisition before giving effect to such Acquisition and, (ii) reasonably project that the Loan Parties will remain in compliance for the following two (2) fiscal quarters with such financial covenant after giving effect to such Acquisition.

“Permitted Distribution” means any of the following:

(a)	the conversion of any convertible securities into other securities pursuant to the terms of such convertible securities as long as the conversion does not involve any payment of cash;

(b)	the payment of dividends solely in equity securities a Loan Party;

(c)	the payment of dividends or other distributions in cash from any Loan Party to any other Loan Party;

(d)	payment of dividends by the Parent pursuant to the then most recent Budget in an amount up to 115% of the amount set forth in such Budget provided that no Event of Default exists and is continuing;

(e)	the repurchase of stock, with the exception of preferred stock, of former employees, independent directors or consultants pursuant to stock repurchase agreements up to an aggregate of $250,000 per fiscal year or in connection with a normal course issuer bid.

“Permitted Encumbrances” means any of the following:

(a)	Liens set forth on Schedule 1.01 hereto existing as of the Closing Date;

(b)	Liens for Taxes not at the time due unless contested in good faith by all necessary proceedings and reserves satisfactory to Lender acting reasonably have been taken;

(c)	rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(d)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person, and title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(e)	a security interest in cash or governmental obligations deposited in the ordinary course of business to secure worker’s compensation, unemployment insurance, public and statutory obligations, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business and which are not registered or enforceable against any property of any Loan Party;

(f)	Lien created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings or is promptly satisfied by that Person and does not result in an Event of Default;

(g)	Liens on Equipment securing the unpaid purchase price thereof and/or Liens securing Capital Leases; provided that the Indebtedness secured thereby (plus any Indebtedness for equipment financings and Capital Leases as may be set forth on Schedule 1.01 hereto) does not exceed $500,000 and such security interest is limited to the Equipment so leased or acquired;

(h)	Liens granted to Lender to secure the Secured Obligations;

(i)	inchoate liens or any rights of distress reserved in or exercisable under any real property lease or sublease to which any Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and such Loan Party is then in compliance in all material respects with such terms;

(j)	any Lien which does not secure Indebtedness, the satisfaction of which has been provided for by deposit with the Lender of cash or a surety bond or other security satisfactory to the Lender in an amount sufficient to pay the liability in respect of such Lien in full; and

(k)	any other encumbrances Lender declares in writing to be Permitted Encumbrance.

“Permitted Indebtedness” means any of the following:

(a)	Indebtedness set forth on Schedule 1.01, existing as of the Closing Date;

(b)	the Secured Obligations;

(c)	Indebtedness in connection with Capital Leases in an amount not to exceed $500,000; and

(d)	unsecured Indebtedness not otherwise permitted in an aggregate amount not to exceed $500,000 outstanding in the aggregate at any given time.

“Permitted Investments” means:

(a)	Investments set forth on the Schedule 1.01, existing as of the Closing Date;

(b)	Investments consisting of Cash Equivalents;

(c)	Investments in a Loan Party or any Subsidiary, provided that Investments of the Loan Parties in a Subsidiary that is not a Loan Party shall not exceed $500,000 per fiscal year;

(d)	Investments consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (a) loans to employees, officers or directors relating to the purchase of equity securities of any Loan Party pursuant to employee stock purchase plans or agreements approved by such Loan Party’s Board, up to a maximum of $500,000 per annum; and

(e)	Investments consisting of Securities Accounts (and the Investment Property therein) in which Lender has a Control Agreement covering such Securities Account.

“Person” is to be interpreted broadly and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company, limited liability company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Plan” means an employee benefit or other plan established or maintained by a Loan Party.

“PM Germany” has the meaning set forth in the preamble to this Agreement.

“PM USA” has the meaning set forth in the preamble to this Agreement.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time and the regulations and orders made thereunder, or, in respect of Collateral located in a Canadian province other than Ontario, the personal property security act, regulations and orders in effect in such other province from time to time.

“Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as applicable, which is equal at all times to the greater of (i) the base rate of interest (however designated) of the Lender for determining interest chargeable by it on Canadian Dollar commercial loans made in Canada; and (ii) 1.00% above CDOR from time to time for one month Canadian Dollar bankers’ acceptances having a face amount comparable to the face amount in respect of which the applicable Prime Rate calculation is being made. Any change in the Prime Rate due to a change in the applicable base rate or CDOR from time to time shall be effective from and including the effective date of such change.

“Proceedings” has the meaning set forth in Section 5.21.

“Product” means each product, process or service under development, developed, manufactured, licensed, distributed, marketed or sold by any Loan Party and any other similar products or services in which any Loan Party has any proprietary rights or beneficial interests, which for greater certainty shall include the TULSA-PRO and Sonalleve.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Regulatory Authority” means any Governmental Authority that has responsibility in any country or group of countries over the development, manufacture or commercialization of a Product, including the U.S. Food and Drug Administration, Health Canada and the European Medicines Agency, and any successor agency thereof.

“Regulatory Reporting Event” has the meaning set forth in Section 6.12.

“Regulatory Required Permit” means any and all licenses, approvals and permits issues by any Regulatory Authority or any other Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party and their respective Subsidiaries.

“Responsible Officer” means a Loan Party’s chief executive officer or chief financial officer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of each Loan Party arising under this Agreement or any other Financing Document or otherwise with respect to any Loan, including, without limitation, Lender Expenses, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any Insolvency Proceeding.

“Securities Account” has the meaning given to such term in the PPSA.

“Security Agreements” means the Canadian Security Agreement, the German Security Agreements and the USA Security Agreement.

“Security Documents” means each Security Agreement, any Collateral Access Agreements, any Control Agreement, the Intellectual Property Security Agreements, all PPSA and applicable foreign Law financing statements required thereby to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to Lender by any Loan Party or any other Person as security for the Secured Obligations.

“Shares” means the issued and outstanding capital stock, membership units or other securities owned or held of record at any time by any Loan Party in any Subsidiary of such Loan Party.

“Sonalleve” means the innovative therapeutic platform combining real time MR imaging and thermometry with thermal ultrasound to enable precise and incision-free ablation of diseased tissue, CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases.

“Subsidiary” means, with respect to any Person, any corporation, limited corporation, limited liability company, partnership, limited partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited corporation, limited liability company, partnership, limited partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited corporation, limited liability company, partnership, limited partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified herein, “Subsidiary” means a direct or indirect Subsidiary of a Loan Party.

“Taxes” or “Tax” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, including Canada Pension Plan or similar plan in any other jurisdiction, and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums and including all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Financing Document or from the execution, delivery of enforcement of, or otherwise with respect to, any Financing Document, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Interest Rate” means for each of the Tranche A Term Loan and the Tranche B Term Loan, a rate equal to the Prime Rate plus 2.5% per annum, which shall be payable monthly in cash in arrears (the “Monthly Interest Amount”).

“Term Sheet” means the term debt financing term sheet issued on May 25, 2018 by Lender and accepted on May 28, 2018 by Borrower.

“Tranche A Closing Fee” has the meaning set forth in Section 2.03(b).

“Tranche A Commitment Fee” has the meaning set forth in Section 2.03(a).

“Tranche A Term Loan” has the meaning set forth in Section 2.01(a).

“Tranche B Availability Period” means the period commencing on the Closing Date and ending on December 31, 2019.

“Tranche B Closing Fee” has the meaning set forth in Section 2.03(b).

“Tranche B Commitment Fee” has the meaning set forth in Section 2.03(a).

“Tranche B Conditions” means:

(a)	no Default or Event of Default has occurred and is continuing since the Closing Date or will occur as a result of a drawdown under the Tranche B Term Loan;

(b)	the company has raised not less than $20,000,000 in new equity since the Closing Date and has provided satisfactory evidence of same to the Lender; and

(c)	TULSA-PRO has received approval from the U.S. Food and Drug Administration under Section 510(k) of the Food, Drug and Cosmetic Act (United States).

“Tranche B Initial Drawdown” means the first advance of the Tranche B Term Loan after the Closing Date.

“Tranche B Term Loan” has the meaning set forth in Section 2.01(a).

“Tranche B Term Loan Request” is a request pursuant to Section 2.02(b) in the form of Exhibit A attached hereto.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, board, bureau or instrumentality of a governmental body.

“TSX” means the Toronto Stock Exchange.

“TULSA-PRO” is a therapy that combines real-time Magnetic Resonance Imaging with transurethral, robotically-driven therapeutic ultrasound and closed-loop thermal feedback control to provide precise ablation of the prostate while simultaneously actively protecting critical surrounding anatomy from potential side effects.

“Unrestricted Cash” means cash and Cash Equivalents of Borrower that do not appear on Borrower’s balance sheet as “restricted cash” and that (i) are deposited in Canada, Germany or the United States of America in a Deposit Account with the Lender or with an Affiliate of the Lender or (ii) otherwise deposited in Deposit Accounts or Securities Accounts subject to a Control Agreement.

“US GAAP” means generally accepted accounting principles that are in effect from time to time in the United States of America.

“US IP Security Agreement” has the meaning set forth in Section 4.01(h).

“Warrants” means the warrants granted by the Parent in favour of Lender the from time to time exercisable for one common share in the capital of the Parent.

“Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement applicable to employees resident in Canada, Germany or any other jurisdiction in which any Loan Party operates.

Section 1.02         PPSA.

Any terms used in this Agreement that are defined in the PPSA shall be construed and defined as set forth from time to time in the PPSA unless otherwise defined herein.

Section 1.03         Headings.

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.04         References to Sections.

Whenever in this Agreement a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

Section 1.05         Currency.

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian Dollars.

Section 1.06         Gender and Number.

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.07         Invalidity of Provisions.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.08         Transition from GAAP to US GAAP.

If the Loan Parties shall elect as of the end of financial reporting period to prepare their financial statements in accordance with US GAAP, rather than GAAP, then, following delivery to the Lender of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lender and Loan Parties) the thresholds or methods of calculation required by Section 6.18 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Lender in its sole discretion) to Loan Parties as a result of such conversion to US GAAP and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to US GAAP.

Section 1.09         Amendment or Waiver.

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Section 1.10         Non-Business Days.

If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.

Section 1.11         Currency Equivalents

For purposes of calculation and compliance with any limit set forth in Section 6.14 with respect to the amount of Indebtedness, Investment or any other amount subject to a basket that is incurred or made in a currency other than Canadian Dollars, the equivalent amount in Canadian Dollars shall be calculated based on the rate of exchange quoted by the Bank of Canada at the close of business on the Business Day preceding the date the transaction was completed. For purposes of calculation and compliance with the financial covenant set forth in Section 6.18 with respect to any Unrestricted Cash or Operating Cash Expenditures denominated in a currency other than Canadian Dollars, the equivalent amount in Canadian Dollars shall be calculated as of the date of determination based on the rate of exchange used in preparing the applicable financials statements delivered hereunder (or if there is no such rate, the rate of exchange quoted by the Bank of Canada at the close of business on the Business Day preceding the date of calculation).

Section 1.12         German Terms.

In this Agreement, where it relates to a company incorporated or established under the laws of Germany or a Transaction Security Document governed by German law, a reference to:

(a)	“receiver”, “manager”, “conservator”, “trustee”, “agent”, “custodian”, “monitor”, “liquidator” or other similar officer includes a reference to an Insolvenzverwalter, vorläufiger Insolvenzverwalter, Sachwalter or vorläufiger Sachwalter;

(b)	seeking to adjudicate a Loan Party or Subsidiary bankrupt or insolvent or seeking the “liquidation”, “dissolution”, “winding-up”, reorganization”, “arrangement”, “protection”, “relief” or “composition” or initiating or taking steps to initiate any “Insolvency Proceedings” includes an application or filing for, or an institution of, insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) (including, without limitation, by way of (vorläufige) Eigenverwaltung or Schutz-schirmverfahren), an ordering of provisional measures according to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung vorläufiger Maßnahmen) or a rejection of insolvency proceedings on grounds of insufficiency of assets (Abweisung mangels Masse);

(c)	a person being “unable to pay its debts” or “unable to pay its debts as they fall due”, includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) and a person’s “assets being less than the aggregate sum of its liabilities” includes that person being in a state of Überschuldung within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(d)	“management” of a person includes reference to its Geschäftsführung or Vorstand (as applicable); and

(e)	the “Governing Documents” includes an excerpt from the competent commercial register (Ausdruck aus dem Handelsregister) of most recent date (not older than 14 days), an up-to-date copy of the articles of association (Satzung) (as filed with the competent commercial register) or partnership agreement (Gesellschafts-vertrag) and, as applicable, an up-to-date copy of the list of shareholders (Gesellschafterliste) as filed with the competent commercial register.

ARTICLE II.

THE LOANS

Section 2.01         The Commitments.

(a)	Term Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make (i) a term loan in Canadian Dollars on the Closing Date in the original principal amount of $12,500,000 (the “Tranche A Term Loan”), and (ii) subject to the Tranche B Conditions and compliance with all terms, conditions and covenants of this Agreement, at any time during the Tranche B Availability Period, additional term loans in minimum draws of $1,000,000 in Canadian Dollars after the Closing Date in the original principal amount of up to $6,250,000 (the “Tranche B Term Loans” and each a “Tranche B Term Loan”, and together with the Tranche A Term Loan, the “Term Loans”, and each, a “Term Loan”). Amounts prepaid or repaid in respect of the Term Loans may not be reborrowed.

Section 2.02         Loans.

(a)	Funding of Term Loans. The Tranche A Term Loan shall be fully funded on the Closing Date. The Tranche B Term Loans, if made, shall be funded in advances after the Closing Date and during the Tranche B Availability Period. Each advance made under the Tranche B Term Loan shall be added to and form part of the aggregate amount outstanding under the Term Loans.

(b)	Request for Tranche B Term Loan.

(i)	To request Lender to make the Tranche B Term Loan, Borrower shall notify Lender of such request by email not later than 1:00 p.m., Toronto, Ontario time, two (2) Business Days before the date of the proposed Tranche B Term Loan. Such request (a) shall be irrevocable, (b) may be made by a Responsible Officer, and (c) shall be confirmed promptly by hand delivery or facsimile to Lender of a written Tranche B Term Loan Request, in substantially the form of Exhibit A and signed by a Responsible Officer (a “Tranche B Term Loan Request”).

(ii)	Such Tranche B Term Loan Request shall include:

(A)	the date the Tranche B Term Loan is requested to be made;

(B)	a certification that each of the Tranche B Conditions have been met;

(C)	an authorization to deduct the Tranche B Closing Fee from the proceeds of the Loan;

(D)	the conditions set forth in Section 7.02 are satisfied; and

(E)	the account to which funds are to be disbursed.

Section 2.03         Fees.

(a)	Commitment Fees. Borrower (i) has paid to Lender prior to the date of this Agreement a commitment fee with respect to the Tranche A Term Loan equal to 0.50% of $12,500,000, which fee has been fully earned and has been paid on signing the Term Sheet (the “Tranche A Commitment Fee”), and (ii) agrees to pay to the Lender a commitment fee with respect to the Tranche B Term Loan equal to 0.50% of $6,250,000, which fee shall be fully earned and payable on the date of the Tranche B Initial Drawdown, if any (the “Tranche B Commitment Fee”, and together with the Tranche A Commitment Fee, the “Commitment Fee”).

(b)	Closing Fees. Borrower hereby agrees to pay Lender (i) a closing fee equal to 1.00% of $12,500,000 on the Closing Date, in respect of the Tranche A Term Loan, which fee shall be fully earned and payable on the Closing Date (the “Tranche A Closing Fee”), and (ii) a closing fee equal to 1.00% of $6,250,000 payable as a condition to the Tranche B Initial Drawdown, which fee shall be fully earned and payable as of the date of the Tranche B Initial Drawdown, if any (the “Tranche B Closing Fee”, and collectively with the Tranche A Closing Fee, the “Closing Fee”).

Section 2.04         Payment; Computation.

All fees payable under this Agreement shall be paid on the dates due, in immediately available Canadian Dollars, to Lender. Fees shall be fully earned on the dates set forth in this Agreement and shall not be refundable under any circumstances.

Section 2.05         Loan Account.

Lender shall maintain, in accordance with its usual practice, an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Lender to Borrower or for Borrower’s account and with all other Secured Obligations hereunder or under the other Financing Documents, including, the date, amount and interest rate of each Loan made to Borrower, accrued interest, fees and expenses, Lender Expenses, and the amount of any sum received by Lender on account of the Secured Obligations. The entries made in lender’s records with respect to the Loan Account pursuant to this Section 2.05 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not affect in any manner the obligations of the Borrower to repay the Loans and other Secured Obligations in accordance with this Agreement.

ARTICLE III.

PAYMENTS AND PREPAYMENTS

Section 3.01         Repayment of Loans.

The Borrower hereby unconditionally promises to make a monthly repayment of the Term Loans in the principal amount of $378,787.88 on the last Business Day of each month commencing in October, 2019. Notwithstanding the foregoing and provided that Borrower provides evidence thereof satisfactory to Lender, if Borrower raises not less than $20,000,000 in new equity prior to the last Business Day of October, 2019, the first monthly amortization payment may be deferred until the last Business Day of April 2020, and in such case the monthly repayment amount shall be $462,962.96 payable on the last Business Day of April 2020 and each month thereafter. The principal amounts drawn, if any, under the Tranche B Term Loan following the Closing Date shall be added to the applicable aforementioned monthly repayment amounts and repaid in the same manner equally over the number of months remaining until the Maturity Date, and the Lender shall advise the Borrower of such new monthly repayment amount. The Borrower hereby unconditionally promises to pay to the Lender the remaining outstanding principal amount of the Term Loans on the Maturity Date.

Section 3.02         Interest.

(a)	Term Loans. The Borrower hereby unconditionally promises to pay to Lender interest on the unpaid principal amount of the Term Loans for the period from and including the date of each Term Loan to but excluding the date such Term Loan shall be paid in full, at a rate equal to the Term Loan Interest Rate.

(b)	Post-Default Rate. Notwithstanding the foregoing, the Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of Lender for as long as such Event of Default exists, the unpaid balance of all Loans shall bear interest, to the fullest extent permitted by law, at a rate equal to 12% per annum (the “Post-Default Rate”), from the date of the Event of Default has occurred until such Event of Default is cured or waived. The Borrower hereby unconditionally agrees to pay to Lender interest at the Post- Default Rate, as specified in this paragraph from time to time on demand.

(c)	Payment. The Monthly Interest Amount accrued on each applicable Term Loan shall be payable monthly in arrears on the last Business Day of each month. Notwithstanding the foregoing, (i) accrued interest on the principal amount of any Loan repaid or prepaid shall be payable on the date of the payment or prepayment thereof, and (ii) interest payable at the Post-Default Rate shall be payable on demand.

(d)	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e)	If any provision of this Agreement would oblige Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to the Lender; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(f)	Calculation of Interest Rate. EACH OF THE LOAN PARTIES CONFIRMS THAT IT FULLY UNDERSTANDS AND IS ABLE TO CALCULATE THE RATE OF INTEREST APPLICABLE TO EACH OF THE LOANS AND OTHER SECURED OBLIGATIONS BASED ON THE METHODOLOGY FOR CALCULATING PER ANNUM RATES PROVIDED FOR IN THIS AGREEMENT. Lender agrees that if requested in writing by a Loan Party it shall calculate the nominal and effective per annum rate of interest on any Loans or other Secured Obligations outstanding at any time and provide such information to such Loan Party promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve such Loan Party of any of its obligations under this Agreement or any other Financing Document, nor result in any liability to the Lender. EACH LOAN PARTY HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENCE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE FINANCING DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE FINANCING DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE LOAN PARTIES, WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.

Section 3.03         End of Term Payment

All amounts advanced under the Term Loans, including for greater certainty all amounts advanced under the Tranche B Term Loan, shall be subject to an additional payment in the amount of 2% of the aggregate principal amount of the Term Loans that were advanced (the “End of Term Payment”) due upon the earlier of (i) the Maturity Date, (ii) the date of prepayment of the Term Loans in full, (iii) the acceleration of the Term Loan or (iv) the occurrence of a Change of Control.

Section 3.04         Optional Prepayments.

Borrower may prepay the Term Loans, in whole or in part, which prepayments shall be in increments of $500,000 except in connection with prepayment of all Term Loans in full (including in connection with a prepayment required as a result of a Change of Control, but excepting prepayments required pursuant to Section 3.05(a) or Section 3.05(b)).

Section 3.05         Mandatory Prepayments.

(a)	Asset Sales. Without limiting the restrictions pursuant to Section 6.14 with respect to Dispositions, on or before ten (10) days after the receipt of the Net Available Proceeds from a Disposition, Borrower shall (i) deliver to Lender a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Lender, containing a statement of the amounts of the cash and non-cash portions of the Net Available Proceeds of such Disposition and (ii) prepay the Loans in an aggregate amount equal to 100% of the cash portion of the Net Available Proceeds of the Dispositions, except where such Net Available Proceeds do not exceed $250,000 and are reinvested by a Loan Party in additional Collateral within 360 days after receipt of such proceeds, provided that any portion of such Disposition proceeds that has not been reinvested within 360 days after the date of making the Disposition (a “Reinvestment Period”) shall (x) be deemed to be Net Available Proceeds of a Disposition occurring on the last day of such Reinvestment Period; and (y) within three (3) Business Days after the last day of such Reinvestment Period, unless otherwise agreed to by the Lender, be used to prepay the Loans in an aggregate amount equal to 100% of the cash portion of the Net Available Proceeds of the Dispositions.

(b)	Insurance Proceeds. Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of any Casualty Event, provided that if no Event of Default has occurred and is continuing and the Loan Parties otherwise haven’t suffered a material impact to the operation of their business that would take longer than 90 days to remedy, the Loan Parties shall be permitted to apply proceeds of up to $3,500,000 per fiscal year of any insurance, condemnation award or other compensation in respect of a Casualty Event within 90 days after the receipt thereof by the Loan Parties to repair or replace the affected property, subject to Borrower’s written notice thereof to Lender promptly upon the occurrence of the Casualty Event. Any proceeds remaining and not used to repair or replace the affected property within such 90 days shall be applied to prepay the Loans at the Lender’s discretion.

(c)	Change of Control. Upon the occurrence of a Change of Control, Borrower shall prepay the Loans in full, together with (i) accrued and unpaid interest thereon, and (ii) the End of Term Payment, together with all other amounts payable under this Agreement, and Lender shall cease to have any commitment to make Loans under this Agreement.

Section 3.06         Application of Prepayments.

Except as otherwise provided in this Agreement, prepayments pursuant to this Article III shall be applied as follows:

(a)	First, to pay outstanding fees or Lender Expenses;

(b)	Second, to prepay accrued and unpaid interest accrued on the Term Loans;

(c)	Third, to prepay outstanding principal outstanding in respect of the Term Loans;

(d)	Fourth, to the payment in full in cash of all other Secured Obligations; and

(e)	Fifth, to whomsoever is legally entitled thereto or as a court of competent jurisdiction may direct.

Section 3.07         Notice of Prepayments.

Borrower shall notify Lender by telephone, confirmed by facsimile, of any optional prepayment under this Article III not later than noon Toronto time, five (5) Business Days before the proposed date of prepayment. Each such notice shall be irrevocable (unless, if Lender so consents in its reasonable discretion, such notice is a notice of a prepayment which is contingent on the consummation of another transaction) and shall specify the prepayment date, the principal amount of each Loan or part thereof to be prepaid and (for a mandatory prepayment) a reasonably detailed calculation of the amount of such prepayment.

Section 3.08         Payments Generally.

All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except to the extent otherwise provided herein or in any other Financing Document, the Borrower shall make all payments of principal, interest and other amounts to be made by any Loan Party under the Financing Documents in immediately available funds, without deduction, set-off or counterclaim, to Lender at Lender’s Account (except as otherwise expressly provided in this Agreement), prior to 1:00 p.m. Toronto, Ontario time on the date when due. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All amounts owing under any Financing Document are payable in Canadian Dollars unless otherwise specified herein. Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

Section 3.09         Change in Law and Increased Costs

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, additional capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii)	subject the Lender to any Taxes (other than (A) Indemnified Taxes or (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto; or

(iii)	impose on the Lender any other condition, cost or charge (other than Taxes) affecting this Agreement or any Loan hereunder;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then from time to time Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)	If the Lender determines that any Change in Law affecting the Lender or any of its lending offices or its holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement, its commitment hereunder or the Loans made by the Lender, to a level below that which the Lender or its holding company would have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy or liquidity, as applicable), then from time to time the Borrower will pay to the Lender in Canadian Dollars such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

(c)	A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in clause (a) or (b), as applicable, shall be delivered to Borrower, and any such certificate shall include a brief description of the Change in Law and a calculation of the amount or amounts necessary to compensate the Lender and shall, absent manifest error, be prima facie evidence of the amount of such compensation. In determining such amount, the Lender may use any reasonable method of averaging and attribution that it shall deem applicable. Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)	Failure or delay on the part of the Lender to demand compensation pursuant to this section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 3.10         Taxes

(a)	Any and all payments by or on account of any obligation of a Loan Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by such Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with ApplicableLaw and, if such Tax is an Indemnified, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrower: The Loan Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such Taxes (other than a connection arising from an assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Financing Document) with respect to an assignment of this Agreement (other than an assignment requested by a Loan Party).

(c)	Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10 payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by the Lender shall be conclusive, absent manifest error.

(d)	Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.10, such Loan Party shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)	Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document, it shall deliver to the applicable Loan Party, at the time or times reasonably requested in writing by such Loan Party, such properly completed and executed documentation so requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested in writing by any Loan Party, shall deliver such other documentation prescribed by Applicable Law or so requested by such Loan Party as will enable such Loan Party to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(f)	Treatment of Certain Refunds. If, following the imposition of any Taxes on any payment by any Loan Party to the Lender in respect of which any Loan Party is required to make an additional payment pursuant to this Section 3.10, the Lender receives a refund of Taxes as to which it has been reimbursed, made whole or indemnified pursuant to this Section 3.10, the Lender will reimburse the Loan Parties an amount equal to such refund, but only to the extent of indemnity payments made or additional amounts paid by the Loan Parties under this Section 3.10 with respect to Taxes giving rise to such refund, net of all out of pocket expenses (including Taxes) of the Lender and without interest (other than any net after-tax interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Section 3.10, in no event will the Lender be required to pay any amount to the Loan Parties pursuant to this Section 3.10, the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Each Loan Party, upon the request of the Lender, agrees to repay to the Lender the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Lender is required to repay such refund or reduction to such Governmental Authority. This Section 3.10 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.

Section 3.11         Illegality

If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to Borrower, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay in order to avoid the activity that is unlawful. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid or converted. Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

ARTICLE IV.

SECURITY

Section 4.01         Security Documents.

On the Closing Date or, as the case may be, on such later date stated in Section 6.23, as general and continuing security for the due payment and performance of the Secured Obligations, the following Security Documents will be provided to the Lender:

(a)	a pledge and general security agreement from Borrower and Parent governed by the laws of Ontario and granting security over all of Borrower’s and Parent’s personal property and undertaking in Canada (the “Canadian Security Agreement”);

(b)	a Guarantee by Parent, PM Germany and PM USA governed by the laws of Ontario guaranteeing the Secured Obligations (the “Canadian Guarantee”);

(c)	a global assignment agreement from PM Germany governed by the laws of Germany and granting security over PM Germany’s intragroup receivables and trade receivables (the “German Global Assignment Agreement”);

(d)	a pledge agreement from PM Germany governed by the laws of Germany and granting security over PM Germany’s accounts balances (the “German Account Pledge Agreement”);

(e)	a pledge agreement from Borrower governed by the laws of Germany and granting security over all of the Borrower’s equity interest in PM Germany (the “German Share Pledge Agreement” and collectively with the German Global Assignment” and the German Account Pledge Agreement, the “German Security Agreements”);

(f)	a pledge and security agreement from the Borrower and PM USA governed by the laws of New York and granting security over (i) all of the Borrower’s shares in PM USA and (ii) PM USA’s personal property and undertaking in the United States of America (the “USA Security Agreement”);

(g)	an intellectual property security agreement for all Canadian Intellectual Property (the “Canadian IP Security Agreement”);

(h)	an intellectual property security agreement for all United States Intellectual Property (the “US IP Security Agreement”);

(i)	a Collateral Access Agreement for the Borrower’s Mississauga, Ontario location;

(j)	a Control Agreement for all Securities Accounts, Deposit Accounts and other Investment Property held by each Loan Party on the Closing Date, in each case other than in respect of Excluded Accounts; and

(k)	any other Security Documents reasonably requested by the Lender.

Section 4.02         Control of Collateral; Control Agreements.

Borrower shall maintain all Deposit Accounts with financial institutions that are acceptable to the Lender. If from time to time any Collateral consists of property or rights of any Loan Party in which the perfection or priority of Lender’s security interest is dependent upon Lender’s gaining control of such Collateral (including Securities Accounts, other Investment Property or Deposit Accounts) or otherwise consists of a Deposit Account located in a jurisdiction for which control is not required for perfection, in each case other than Excluded Accounts, Borrower shall notify Lender and deliver the appropriate Control Agreements, and each Loan Party shall do the same with respect to any property securing the applicable Guarantee. No Control Agreement in respect of any Deposit Account, Securities Accounts or other Investment Property shall be modified by any Loan Party without the prior written consent of Lender.

Section 4.03         Guarantors

If at any time Borrower owns, establishes or acquires a wholly-owned Material Subsidiary (including without limitation any wholly-owned Subsidiary that exists on the Closing Date and becomes a Material Subsidiary), Borrower shall immediately cause such Subsidiary to become a Guarantor hereunder, and deliver such Guarantee and other Security Documents so as to reflect and replicate the security delivered by Borrower on the Closing Date and the intent of Section 4.05(b). The Borrower shall also deliver or cause the delivery of a pledge of all of the issued and outstanding equity of such new Guarantor concurrently therewith, together with any certificates representing such equity and corresponding powers of attorney in respect of such certificates.

Section 4.04         Real Estate

Borrower shall:

(a)	notify the Lender within ten Business Days of any Loan Party acquiring any freehold, leasehold, licence or other similar interest in real property after the Closing Date;

(b)	in the case of any freehold interest in real property located in Canada, Europe or the United States with a value in excess of $500,000, grant a fixed charge to the Lender on any such real property interest (together with any title opinions or title insurance relating thereto in form and substance acceptable to the Lender); and

(c)	in the case of any leasehold interest in real property, use commercially reasonable efforts to obtain a Collateral Access Agreement if requested by the Lender.

Section 4.05         Delivery of Additional Documentation Required.

(a)	At any time upon the written request of Lender, each Loan Party shall execute and deliver to Lender, any and all security agreements, pledges, assignments, endorsements of certificates of title, bailee acknowledgments and all other documents (the “Additional Documents”) that Lender may request in its sole discretion, each in form and substance satisfactory to Lender, to maintain perfection and protect the priority of Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any real property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Financing Documents. Each Loan Party authorizes Lender to execute any such Additional Documents in such Loan Party’s name and authorize Lender to file such executed Additional Documents in any appropriate filing office.

(b)	It is the intention of the parties hereunder that Borrower and each Material Subsidiary shall grant security over all present and after-acquired personal property and material real estate described in Section 4.05 in the applicable jurisdiction(s) as determined by the Lender, and agree to promptly deliver all to the Lender all Additional Documents that may be required from time to time to effect such intention.

Section 4.06         Right to Inspect.

Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (but, provided no Event of Default has occurred and is continuing, not more than once per fiscal year), at reasonable times and upon reasonable notice, during business hours, to inspect the books and records of each Loan Party and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Lender that:

Section 5.01         Incorporation and Status.

Each Loan Party is duly incorporated and organized, and is validly existing under its jurisdiction of organization. Such Loan Party is duly registered, licensed or qualified as a foreign corporation, and is up to date in the filing of all corporate and similar returns and is in good standing under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a Material Adverse Effect on it. . For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the Centre of Main Interests of each Loan Party incorporated in a member state of the European Union is situated in its jurisdiction of organization and each Loan Party incorporated in a member state of the European Union has, and at all times during the three (3) month period prior, had, no Establishment in any other jurisdiction.

Section 5.02         Corporate Power and Due Authorization.

Each Loan Party has the corporate power and capacity to enter into, and to perform its obligations under this Agreement and the Financing Documents, to which it is a party, as applicable. Each of this Agreement and the Financing Documents to which it is a party has been duly authorized, executed and delivered by such Loan Party (including, without limitation, receipt of all requisite board, stockholder and member approvals) and is a valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

Section 5.03         Business of the Loan Parties.

The Loan Parties has the corporate or other applicable power and capacity to own, lease or license its assets and to carry on its business.

Section 5.04         No Contravention.

Neither the entering into and performing under this Agreement or the Financing Documents or the performance by each Loan Party of any of its respective obligations hereunder or thereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under Governing Documents of such Loan Party or under any mortgage, lease, license agreement, supply agreement, contract, agreement, other legally binding instrument, license, permit, Regulatory Required Permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

Section 5.05         Not Insolvent.

No Loan Party nor any of their predecessors where applicable (a) has committed any act of bankruptcy or initiated or taken steps to initiate any Insolvency Proceeding, (b) (i) is insolvent, (ii) is unable for any reason to unable to meet its obligations as they generally become due, (iii) has ceased paying its current obligations or (iv) is a Person the aggregate of whose property is not, at fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to pay all its obligations due and accruing due, (c) has proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, including pursuant to any Insolvency Legislation, or (d) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property.

Section 5.06         Approvals and Consents.

No authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other person is required in connection with the execution, delivery or performance and compliance with the terms of this Agreement and the Financing Documents to which any Loan Party is a party nor will such performance and compliance contravene any statute, rule or regulation binding on any Loan Party.

Section 5.07         Welfare and Pension Plans.

Each Loan Party has adopted all Welfare Plans required by Law and each of such plans has been maintained in compliance with such laws in all material respects including, without limitation, all requirements relating to employee participation, funding, investment of funds, benefits and transactions with Loan Parties and persons related to them. No Loan Party has a material contingent liability with respect to any post-retirement benefit under a Welfare Plan. No Loan Party maintains a Pension Plan.

Section 5.08         Changes Since Date of Financial Statements.

No Loan Party is a party to nor is bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect such Loan Party’s business or its financial condition or any of its assets. Additionally, since December 31, 2017, no event has (or would reasonably be expected to) give rise to a Material Adverse Effect, and no Loan Party has (except as set forth on Schedule 5.08):

(a)	other than in the ordinary course and consistent with past practices of the Loan Parties, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof other than Permitted Encumbrances;

(b)	incurred, assumed or become subject to any material liability except in the ordinary course of business;

(c)	suffered a change in assets, liabilities, financial condition, prospects or operations of the Loan Parties, from that reflected in the financial statements as of the date set forth above, other than changes in the ordinary course, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

(d)	suffered any damage, destruction or loss, whether or not covered by insurance, which would materially and adversely affecting the properties, business or prospects or financial condition of the Loan Parties;

(e)	cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material;

(f)	suffered the resignation or termination of any officer, key employee or group of employees thereof;

(g)	made any material change to any material compensation agreement or other Material Agreement with any employee, officer, director or stockholder;

(h)	assigned or granted any exclusive license or transferred any Material Intellectual Property or material Regulatory Required Permit;

(i)	made any change to any Material Agreement to which any Loan Party is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Loan Parties; or

(j)	except as described in the Loan Parties’ consolidated financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.

Section 5.09         No Default Under Agreements.

No Loan Party is in default or breach of any Material Agreement to which it is a party which default or breach has had or could reasonably be expected to have a Material Adverse Effect, no event has occurred that after notice or the passage of time, or both, would constitute such a default or breach, and all Material Agreements are in good standing in all material respects. A list of all Material Agreements, including all material supply agreements, is set forth on Schedule 5.09.

Section 5.10         Title to Assets.

The Loan Parties are the absolute beneficial owners of and have good and marketable title, free of all charges except for Permitted Encumbrances, to all the material assets owned by them and used in connection with the Loan Parties’ business.

Section 5.11         Financial Matters.

The audited consolidated financial statements of Borrower for the fiscal year ended 2017 and the unaudited consolidated financial statements of Borrower for the periods through March 31, 2018 present fairly in all material respects the consolidated financial position of Borrower on a consolidated basis as at the dates indicated and the results of its operations and changes in its financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of Borrower as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis.

Section 5.12         No Material Adverse Change

Since December 31, 2017, there has been no Material Adverse Change.

Section 5.13         Environmental Matters.

(a) The assets of each Loan Party have not been used by a Loan Party in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, no properties or assets of any Loan Party has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by a Loan Party, and (d) no Loan Party has received a summons, citation, notice, or directive from any federal or state governmental agency concerning any action or omission by any Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment. As used herein, “Hazardous Materials” means (A) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (B) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (C) any flammable substances or explosives or any radioactive materials, and (D) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Section 5.14         Assets in Good Condition.

All the material physical assets of each Loan Party are in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear for assets of that age.

Section 5.15         Licenses and Agreements.

Each of the material licenses and agreements to which any Loan Party are a party is in good standing and in full force and effect, and neither a Loan Party nor, to the best of the knowledge, information and belief of the Loan Parties, after due inquiry, any other party thereto, is in breach of any material covenants, conditions or obligations contained therein.

Section 5.16         Tax Matters.

Each Loan Party has filed all federal, provincial, state and other (including foreign) Tax returns which are required to be filed, and have paid all Taxes as shown on said returns, as well as all other Taxes to the extent that they have become due, unless being contested in good faith with appropriate reserves. All Tax liabilities of each Loan Party are adequately provided for on such Loan Party’s books, including interest and penalties. No Tax liability has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified any Loan Party of any material deficiency in any federal, state and other Tax returns. Notwithstanding the foregoing, each of the representations set forth in this Section 5.16 shall be deemed to be satisfied where the potential liability does not exceed, and could not reasonably be expected to exceed, $20,000.00; provided that any such liability under such threshold known to the Loan Parties as of the Closing Date is set forth on Schedule 5.16 hereto.

Section 5.17         Insurance.

Each Loan Party maintains insurance for risks and in amounts customary for prudent companies in the Loan Parties’ industry and owners of comparable assets with responsible insurers against such risks. No Loan Party is in default with respect to any of the material provisions contained in any current insurance policy or has failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.

Section 5.18         Intellectual Property.

The Loan Parties own or possess all their Material Intellectual Property without any known conflict with, or infringement of, the rights of others. To the knowledge of the Loan Parties, no Product or service marketed or sold (or proposed to be marketed or sold) by any Loan Party violates or will violate any license or infringes or will infringe in any material manner any intellectual property rights of any other party. Schedule 5.18 lists (i) all applications and registrations of Intellectual Property of the Loan Parties as of the date hereof and identifies which of such Intellectual Property is Material Intellectual Property as of the date hereof, (ii) all in-bound license or sublicense agreements for Material Intellectual Property to which a Loan Party is a party as of the date hereof, and (iii) all material out-bound license or sublicense agreements to which a Loan Party is a party as of the date hereof (in the case of (ii) and (iii) except for licenses of commercially available software or information technology services). Other than as set forth on Schedule 5.18, or with respect to commercially available software products or information technology services, as of the date hereof there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Material Intellectual Property owned by any Loan Party, nor is any Loan Party bound by or a party to any options, licenses or agreements of any kind with respect to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. With respect to any Material Intellectual Property that is a license agreement, Schedule 5.18 indicates as of the date hereof (A) the name of the licensor, (B) the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, and (C) whether or not such license agreement grants an exclusive license to any Loan Party. No Loan Party has received any written communications alleging that such Loan Party has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. It will not be necessary to use any inventions of any of such Loan Party’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by such Loan Party. Each employee or consultant engaged in research and development has entered into an invention assignment agreement or similar agreement with such Loan Party with respect to all intellectual property rights he or she develops pursuant to his or her employment or engagement to the applicable Loan Party. No Subsidiary that is not a Loan Party owns any Material Intellectual Property.

Section 5.19         Permits.

The Loan Parties hold all permits (including Regulatory Required Permits), licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own its properties and assets and to carry on its business, except for any of the foregoing where the failure to hold the same would not have a Material Adverse Effect (the “Permits”), and a list of all such Permits is set forth on Schedule 5.19. All the Permits are in full force and effect; each Loan Party is in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the best of the knowledge, information and belief of such Loan Party, after due inquiry, are there any facts upon which proceedings could reasonably be based.

Section 5.20         Regulatory Required Permits.

With respect to any Product or service of any Loan Party, (i) each Loan Party has received, and such Product or service is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product or conduct of such service as currently being conducted by or on behalf of such Loan Party, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in material compliance with all Applicable Laws and Regulatory Required Permits, and such Loan Party has not received any notice from any applicable Regulatory Authority or any other Governmental Authority that such Regulatory Authority or Governmental Authority is conducting a material investigation or review of such Loan Party.

Section 5.21         Compliance with Laws and Litigation.

(a)	Each Loan Party is each conducting its business in compliance with all Applicable Laws, including for greater certainty all Healthcare Laws, of each jurisdiction in which its business is carried on, except where the failure to be in such compliance would not have a Material Adverse Effect; and

(b)	There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving any Loan Party or any of their officers or directors (whether in progress, pending or, to the best of the knowledge, information and belief of such Loan Party after due inquiry, threatened); no event has occurred that might give rise to any Proceedings and such Loan Party is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against such Loan Party or its officers or directors.

Section 5.22         Material Facts Disclosed.

None of the statements, documents, certificates or other items prepared or supplied by any Loan Party with respect to the transactions contemplated hereby contains an untrue statement of a material fact, or fails to disclose a fact that is necessary to be made in order for any material statement not to be misleading.

Section 5.23         No Rights to Acquire Assets.

No person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of any assets of any Loan Party.

Section 5.24         No Rights to Provide Financial Advisory Services.

No person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the provision of financial advisory services to any Loan Party.

Section 5.25         Chief Executive Office and Location of Assets.

There is no location at which any Loan Party has any assets (except for Products in transit) other than those locations listed on Schedule 5.25. The chief executive office, registered office, principal place of business and the place where each Loan Party keeps its books and records is located and specifically identified on Schedule 5.25. The locations of any assets stored with a bailee or similar entity are located on Schedule 5.25.

Section 5.26         Minute Books.

The minute books, stock certificate books and stock transfer ledgers of each Loan Party are true, correct, complete and up-to-date and contain the minutes of all meetings, and all resolutions, of the board of directors thereof (and all committees thereof) and shareholders thereof, except that minutes of the most recent meeting of the directors may not be included or may be included in such minute books in draft form.

Section 5.27         Use of Proceeds; Margin Stock.

The proceeds of any of the Loans will be used solely as provided in this Agreement, and none of such proceeds will be used (i) for the purpose of purchasing or carrying any “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220, 221 and 224), (ii) for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry a “margin stock,” or (iii) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulations T, U or X. No Loan Party is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock.” No Loan Party nor any Person acting on behalf of any Loan Party has taken or will take any action which might cause any of the Financing Documents to violate Regulations T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 5.28         Investment Company Act.

Neither any Loan Party or any Person Controlling a Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.29         Bank Accounts.

Schedule 5.27 lists, as of the Closing Date, all banks and other financial institutions at which any Loan Party maintains Deposit Account or Securities Accounts, and such Schedule correctly identifies the name and address of each depository or intermediary, the name in which such account is held, a description of the purpose of the account and the complete account number of such account.

Section 5.30         Shares and Corporate Structure.

(a)	The corporate structure of the Loan Parties and their Subsidiaries and shareholders is, as at the Closing Date, as set out in Schedule 5.30, which Schedule contains the authorized capital of the Parent, Borrower and their respective Subsidiaries and the number of issued and outstanding shares and the beneficial owners thereof at such time. Each of the Subsidiaries is, directly or indirectly, wholly-owned by one or more a Loan Party or a Subsidiary. No Loan Party is a participant in any joint venture, partnership, limited liability company or similar arrangement. Except as set forth on Schedule since its inception, no Loan Party has consolidated or merged with, or acquired assets outside the ordinary course of, or acquired the stock of or any interest in any Person.

(b)	No Person (other than the Lender) will have an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares in the capital of the Borrower except as described in Schedule 5.30.

(c)	To the extent applicable and subject to satisfaction of all obligations pursuant to Section 6.23, each Loan Party has full power and authority to create a lien on the Shares and no disability or contractual obligation or restriction exists, that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement or the Security Agreements. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and (to the extent such concepts are applicable under the laws under which the applicable entity was formed) validly issued, fully paid and non-assessable. The Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of any reasonable grounds for the institution of any such proceedings.

Section 5.31         Liabilities.

No Loan Party has any material liabilities and, to the best of its knowledge no material contingent liabilities, not disclosed in the financial statements of such Loan Party, except (i) current liabilities incurred in the ordinary course of business to the date of the financial statements, which have not been, either in any individual case or in the aggregate, materially adverse and (ii) liabilities of a type not required by GAAP to be reflected in financial statements.

Section 5.32         Employee Matters.

No Loan Party is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, except as set forth on Schedule 5.32. No employee of a Loan Party has been granted the right to continued employment by such Loan Party or to any material compensation following termination of employment with such Loan Party, except as set forth on Schedule 5.32. To each Loan Party’s knowledge, no employee of any Loan Party, nor any consultant with whom such Loan Party has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, such Loan Party; and to each Loan Party’s knowledge the continued employment by such Loan Party of its respective present employees, and the performance of such Loan Party’s contracts with its independent contractors, will not result in any such violation, and no such Loan Party has received any notice alleging that such violation has occurred. No Loan Party is aware that any officer, key employee or group of employees of such Loan Party intends to terminate his, her or their employment with any Loan Party, as applicable, nor does any Loan Party have a present intention to terminate the employment of any such officer, key employee or group of employees. Each former employee of each Loan Party whose employment was terminated by such Loan Party has entered into an agreement with such Loan Party providing for the full release of any claims against such Loan Party or any related party arising out of such employment. There are no actions pending, or to such Loan Party’s knowledge, threatened, by any former or current employee concerning such person’s employment by such Loan Party.

Section 5.33         Non-Arm’s Length Transactions

All agreements, arrangement or transactions between any Loan Party, on the one hand, and any Affiliate of or other Person not dealing at arm’s length with the Borrower (other than ordinary course arrangements with any employee, management or director of the Borrower), on the other hand, in existence as of the Closing Date are set forth on Schedule 5.33.

Section 5.34         Description of Real Property

Schedule 5.34 contains a description as of the Closing Date of (a) all real property owned by the Loan Parties (including municipal addresses, legal description (to the extent available), a brief description of such property and its use), and (b) all real property leased by the Loan Parties (including municipal addresses, legal description (to the extent available), the name of the landlord, the term and any renewal rights under the applicable lease and a brief description of such property and its use).

Section 5.35         Application of Section to New Subsidiaries

To the extent any Loan Party forms or acquires any Subsidiary that becomes a Loan Party after the Closing Date, the representations and warranties in this section shall be made with respect to such Subsidiary as if it were a Loan Party for purposes hereof from and after the date of such formation or acquisition.

ARTICLE VI.

COVENANTS

For as long as the Secured Obligations remain outstanding or Lender has any commitment to extend credit, each Loan Party agrees as follows:

Section 6.01         Use of Proceeds.

The Borrower shall only use the proceeds of the Loans to refinance the Existing Loan Facility and for general corporate and working capital purposes.

Section 6.02         Payment of Principal and Interest; Secured Obligations.

Each of the Loan Parties will duly and punctually pay the Secured Obligations, including, without limitation, the principal and interest accrued on the Loans at the time and in the manner specified herein.

Section 6.03         Lender Expenses.

Each of the Loan Parties shall pay all Lender Expenses on demand.

Section 6.04         Compliance with Laws; Permits; Corporate Existence.

Each of the Loan Parties shall (and shall cause its Subsidiaries, if any, to) maintain its corporate existence (other than in accordance with Section 6.14(d) or Section 6.14(e)), carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including all Permits, and comply with all Applicable Laws, in each case in all material respects. Each of the Loan Parties shall also forthwith notify Lender in writing of the dissolution or wind-up of any existing Loan Party or Subsidiary or the creation or acquisition of any new Subsidiary after the date hereof (and whether such Subsidiary is a Material Subsidiary).

Section 6.05         Delivery of Collateral and Perfection.

Each Loan Party shall take such actions at the sole cost and expense of such Loan Party, as may be required or desirable and as requested by Lender, to preserve, protect or perfect the security interests of Lender with respect to the Collateral.

Section 6.06         Collateral.

Each Loan Party will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Collateral other than the security interests created by this Agreement and Permitted Encumbrances.

Section 6.07         Operating Leases.

Neither a Loan Party nor any of its Subsidiaries will enter into or maintain operating leases (other than real property leases) such that the aggregate annual consolidated expenditure on such operating leases would be greater than $500,000.

Section 6.08         Insurance.

Each Loan Party shall (and shall cause each of its Subsidiaries to) maintain insurance for risks and in amounts customary for prudent companies in the Loan Parties’ industry and owners of comparable assets with responsible insurers against such risks, which insurance shall be satisfactory to Lender, including but not limited to, business interruption, with Lender being named as a lender first loss payee and mortgagee with respect to any commercial property insurance of each Loan Party and as additional insured with respect to any general liability insurance of each Loan Party, and shall provide appropriate endorsements. Borrower shall promptly notify Lender of the occurrence of any event which would negatively affect any insurance coverage. If a Loan Party does not maintain insurance as required under this Section 6.08 or pay any amount or furnish required proof of payment to Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.08.

Section 6.09         Transactions with Affiliates.

No Loan Party shall or shall permit any of its Subsidiaries to enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness or transactions between a Loan Party and any of its Subsidiaries) unless such transaction is on terms no less favorable to such Loan Party than would be obtainable in an arm’s length transaction. The Loan Parties shall provide the Lender with evidence of compliance with this covenant upon request.

Section 6.10         Material Agreement.

Each Loan Party shall observe each term, covenant and agreement contained in the Material Agreements, except to the extent that any non-compliance could not reasonably be expected to result in Material Adverse Effect. At Lender’s request, each Loan Party shall provide copies of any Material Agreements entered into after the Closing Date.

Section 6.11         Reporting.

Parent shall prepare and provide to Lender with respect to Parent and its Subsidiaries (a) monthly unaudited consolidated financial statements within 30 days of the end of each month accompanied by a Compliance Certificate as referred to in Section 6.18, (b) quarterly unaudited consolidated financial statements within the earlier of fourty-five (45) days of the end of each fiscal quarter (including, without limitation, the last fiscal quarter) or the date that such financial statements are filed publicly, (c) audited consolidated financial statements within the earlier of one hundred and twenty (120) days of the Parent’s fiscal year end or the date such financial statements are filed publicly, such audited financial statements to be accompanied by a report and opinion of an independent certified public accountant acceptable to Lender, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification or exception, and (d) as soon as available, but in any event not later the last day of each fiscal year, the Budget for the next fiscal year. Parent shall provide, upon request by the Lender, general ledger accounts and any board and board subcommittee materials and shall provide online access to the Lender to quarterly board materials.

Section 6.12         Healthcare Regulatory Matters.

Each Loan Party:

(a)	shall notify Lender promptly, and in any event within ten (10) Business Days, after receiving a written notice of or otherwise becoming aware of or determining that any of the following has occurred and would reasonably be expected to cause a Material Adverse Effect (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”): (i) any Governmental Authority or Regulatory Authority is conducting or has conducted (A) if applicable, an investigation of any of the Loan Parties’ or their respective Subsidiaries’ manufacturing facilities and processes for any Product which investigation has disclosed any material deficiencies or violations of Laws and/or the Regulatory Required Permits related thereto or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the ordinary course of business associated with the renewal of a Regulatory Required Permit), (ii) development, testing, and/or manufacturing of any Product that is material to the Loan Parties business (taken as a whole) should cease, (iii) if a Product that is material to the Loan Parties business (taken as a whole) has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, or (iv) any Regulatory Required Permit has been revoked or withdrawn. Each Loan Party shall provide to Lender such further information (including copies of such documentation) as Lender may reasonably request with respect to any such Regulatory Reporting Event; and

(b)	shall and shall cause each other Loan Party to, obtain all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Loan Party to, maintain and comply in all material respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.

Section 6.13         Accounts

Borrower shall cause all of its Deposit Accounts in Canada to be held with the Lender within 90 days of the Closing Date, provided that, for certainty, all banking services offered to the Borrower will be subject to fees comparable with customers similar to the Borrower and in accordance with the Lender’s standard practice in effect from time to time.

Section 6.14         Negative Covenants.

Without the prior written consent of Lender, no Loan Party shall (or shall permit any of its Subsidiaries, if any, to):

(a)	incur, issue or make any request for or permit to exist Indebtedness, except for the Permitted Indebtedness;

(b)	grant or permit the existence of any Lien other than Permitted Encumbrances, or enter into any agreement which prohibits the granting of any Lien or assignment by way of security in the assets of any Loan Party or any Subsidiary (including a Lien in such instrument, contract, document or agreement);

(c)	make any Disposition of material Property (including Intellectual Property) except for:

(i)	Dispositions of obsolete or worn-out Equipment;

(ii)	Dispositions that comply with Section 3.05(a); and

(iii)	Dispositions among Loan Parties;

(d)	wind-up or liquidate any Loan Party unless the assets thereof are transferred to another Loan Party and all documents reasonably requested by Lender are delivered in order to preserve the Liens under the Security Documents;

(e)	merge, amalgamate or enter into another form of business combination or reorganization (including any joint venture or partnership), except that (i) any Loan Party may merge, amalgamation or consolidated with any other Loan Party, and (ii) any Subsidiary may merge, amalgamate or consolidate into a Loan Party or another Subsidiary, provided that such merger, amalgamation or consolidation does not result in assets being transferred from a Loan Party to a Subsidiary that is not a Loan Party, in each case so long as all documents reasonably requested by the Lender are delivered in order to preserve the Liens under the Security Documents,

(f)	make any payment of any dividend, distribution, redemption or other payment (either cash or non-cash) in respect of any Loan Party’s Equity Interests, other than Permitted Distributions;

(g)	make any Investment other than Permitted Investments;

(h)	make any Acquisition other than Permitted Acquisitions;

(i)	change the jurisdiction of organization of any Loan Party, or amend any Loan Party’s Governing Documents in a manner which could reasonably be expected to have a Material Adverse Effect;

(j)	engage in any business other than the business engaged in as of the Closing Date or substantially any substantially similar line of business as Borrower or in an adjacent line of business;

(k)	permit a Change of Control, except if Lender will be paid in full in cash at the closing of such Change of Control in accordance with Section 3.05(c);

(l)	make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the amount set forth in the Budget for such a period by more than 15%; and

(m)	agree or otherwise commit to take any action described in paragraphs (a) through (l) above.

Section 6.15         Maintenance of Records.

The Loan Parties will keep and maintain accurate and complete records of the Collateral.

Section 6.16         Notices.

Borrower shall provide written notice to Lender at least 30 days prior to:

(a)	any change in legal name, or jurisdiction of organization, or chief executive office of any Loan Party, or commencing operations in a new province in Canada; or

(b)	any amendment to the Governing Documents of any Loan Party; and

Promptly upon becoming aware of same, Borrower shall provide prompt written notice to Lender, of:

(a)	any Lien (other than Permitted Encumbrances) on, or claim asserted against, any of the Collateral;

(b)	the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a Material Adverse Effect, including without limitation, any notice of default pursuant to any license, Permit or other agreement pursuant to which a Loan Party or any of its Subsidiaries licenses, Material Intellectual Property or the commencement of any litigation;

(c)	any change in the location of material Collateral (including additional locations);

(d)	any material loss of or damage to any of the Collateral;

(e)	any material communication with or notice from the TSX; and

(f)	any Material Adverse Change.

Section 6.17         Limitations on Modifications, Waivers, Extensions.

Other than in the ordinary course of business, no Loan Party will (or will permit any of its Subsidiaries, if any, to): (i) amend, modify, terminate or waive any provision of any Permit, contract, license or any agreement giving rise to a material Account except in the ordinary course of business and which would not result in a Material Adverse Effect; or (ii) fail to exercise promptly and diligently its rights under each Permit, contract and agreement giving rise to an Account except in the ordinary course of business and if such failure is or could not reasonably be expected to have a Material Adverse Effect.

Section 6.18         Financial Covenant

The Loan Parties shall ensure that Unrestricted Cash at all times is greater than aggregate Operating Cash Expenditures during any given trailing three (3) month period, to be tested as of the last day of each month based on the most recently reported consolidated financial statements delivered pursuant to Section 6.11(a) of this Agreement and reported on in the most recent Compliance Certificate.

Section 6.19         Intellectual Property.

(a)	Each of the Loan Parties shall protect, defend and maintain the validity and enforceability of the Material Intellectual Property and shall not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Lender’s consent. No Subsidiary that is not a Loan Party shall own any Material Intellectual Property.

(b)	No Loan Party shall, or shall permit any of its Subsidiaries to, enter into a license with respect to Material Intellectual Property with respect to which any Loan Party or such Subsidiary is the licensee that prohibits or otherwise restricts a Loan Party or any Subsidiary from granting a security interest in a Loan Party’s or any Subsidiary’s interest in such license or agreement or would adversely affect Lender’s ability to exercise remedies pursuant to any Financing Documents with respect to Collateral without prior notice to Lender and obtaining such modifications to such license or agreement to ensure Lender’s rights and remedies pursuant to the Financing Documents are not materially impaired as Lender may request. The Loan Parties shall not be in material breach of any licenses and agreements pursuant to which any Loan Party licenses Material Intellectual Property.

(c)	Together with each Compliance Certificate for the months ending March, June, September and December, Borrower shall provide Lender with a report of patents, patent applications, copyright registrations, copyright applications, trademark registrations and trademark applications acquired by any Loan Party or any of its Subsidiaries since the last such report delivered including a report regarding any new in-bound licenses or sublicense agreements pertaining to Material Intellectual Property or new material out-bound license or sublicense agreements to which a Loan Party is a party (in each case except for licenses of commercially available software or information technology services), together with all copies of such applications, licenses, agreements or registrations as Lender may request. With respect to any Intellectual Property registered in Canada, the United States or any other applicable jurisdiction and acquired by any Loan Party or changed after the Closing Date, each of the Loan Parties hereby agrees to give notice of same to the Lender and upon Lender’s request, to deliver, or cause any other Guarantor to deliver, to Lender an Intellectual Property Security Agreements or other documents as Lender may reasonably require to perfect its Lien therein or protect its interest with respect thereto, and authorizes Lender to amend any previously delivered Intellectual Property Security Agreement to amend any schedule thereto to reflect such addition or change. Borrower shall promptly notify Lender of the institution of any action, suit, litigation or proceeding pertaining to the Material Intellectual Property of any Loan Party or a claim of infringement by any Loan Party or any of its Subsidiaries on the intellectual property rights of a third party.

Section 6.20         Pension Plans

The Loan Parties shall fund and maintain all Pension Plans and Welfare Plans, if any, in compliance with all Laws.

Section 6.21         Material Subsidiaries

The Loan Parties shall cause each Material Subsidiary to promptly comply with Section 4.03. The Loan Parties shall ensure that all Material Agreements are entered into by and all Material Intellectual Property is held through entities that are Loan Parties.

Section 6.22         Centre of Main Interests

Each Loan Party incorporated in a member state of the European Union must not cause or allow its registered office or Centre of Main Interests to be in, or maintain an Establishment in, any jurisdiction other than its jurisdiction of incorporation.

Section 6.23         Post-Closing Obligations

The Loan Parties shall satisfy the following obligations after the Closing Date:

(a)	within 10 Business Days after the Closing Date, the Loan Parties shall deliver the German Security Agreements together with all customary officer’s certificates, resolutions and opinions required by the Lender related to PM Germany and such Financing Documents to which it will have become a party and the Borrower’s pledge of PM Germany (including, for the avoidance of doubt, legal opinions from Borrower’s and Lender’s counsel in Germany), in each case in form and substance satisfactory to Lender;

(b)	within 20 Business Days after the Closing Date, the Borrower as sole shareholder of PM Germany shall take all required action to amend the articles of association (Satzung) of PM Germany with the effect that the creation of pledges over, and the transfer of, shares in PM Germany are not subject to any restriction of any kind (in particular to procure that paragraph 6 of the articles of association of PM Germany is deleted), and promptly provide evidence thereof to Lender; and

(c)	when available after the Closing Date, but in no event later than 30 days thereafter, the Loan Parties shall deliver formal evidence of the repayment and termination of the unsecured Investment in Business Innovation Business Start-ups Contribution Agreement dated December 16, 2011 among Her Majesty the Queen in Right of Canada and Profound Medical Inc.

ARTICLE VII.

CONDITIONS

Section 7.01         Conditions Precedent to the Initial Extension of Credit.

The obligations of Lender on the Closing Date, are subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below (unless provided on such later date stated in Section 6.23:

(a)	Lender shall have received this Agreement and each of the other Financing Documents, in form and substance satisfactory to Lender, duly executed by each Person party thereto, and each such document shall be in full force and effect, and no Default or Event of Default shall exist as of the execution of such documents;

(b)	Lender shall have received confirmation that the Security Documents (to the extent applicable) have been registered in the applicable jurisdictions so as to result in perfected of security in all jurisdictions required by the Lender on the Closing Date;

(c)	Lender shall have received the Warrants on the terms described in the Term Sheet;

(d)	Lender shall have received the applicable fees outlined in Section 2.03(b) together with any other fees contemplated by this Agreement and payable on the Closing Date;

(e)	Lender shall have received a payoff letter with respect to the Existing Loan Facility together with all documents as Lender may reasonably require in connection with the payoff of the Existing Loan Facility to evidence the payoff and release of all Liens pursuant to the Existing Loan Facility;

(f)	Lender shall have received Collateral Access Agreements for the Borrower’s Mississauga, Ontario location;

(g)	Lender shall have received a certificate from an officer of each Loan Party attesting to (i) the resolutions of such Loan Party’s applicable Board authorizing its execution, delivery, and performance of this Agreement and the other Financing Documents to which it is a party, (ii) the resolutions of such Loan Party’s stockholders, shareholders or members, as applicable, to the extent required pursuant to such Loan Party’s Governing Documents, (iii) such Loan Party’s Governing Documents, certified by the applicable jurisdiction of organization, and (iv) to the extent applicable in the relevant jurisdiction of incorporation, incumbency of the officers of such Loan Party;

(h)	to the extent applicable in the relevant jurisdiction of incorporation, Lender shall have received a certificate of existence or good standing (or equivalent) with respect to each Loan Party, dated within 10 days of the Closing Date, which certificate shall indicate the good standing in the applicable jurisdiction of organization;

(i)	Lender shall have received the Budget, together with such financial statements as Lender may require;

(j)	Lender shall have received a legal opinion letter of (i) Borrower’s counsel in Canada and the United States of America;

(k)	Each of the Loan Parties shall have received all licenses, approvals, consents or evidence of other actions required by any Person in connection with the execution and delivery by such Loan Party of this Agreement or any other Financing Document or with the consummation of the transactions contemplated hereby and thereby;

(l)	Lender shall have received one or more certificates of insurance, together with the endorsements thereto, as are required by Section 6.08, the form and substance of which shall be satisfactory to Lender;

(m)	No action, suit, investigation, litigation or proceeding before any arbitrator or Tribunal that could reasonably be expected to have a Material Adverse Effect if adversely determined shall be pending or threatened against any Loan Party or any Subsidiary;

(n)	Lender shall have completed its business, legal, and Collateral due diligence, the results of which shall be satisfactory to Lender in its sole discretion;

(o)	No Material Adverse Effect shall have occurred;

(p)	The Borrower’s Deposit Account and operating Account with the Lender shall have been opened;

(q)	No Material Adverse Change shall have occurred since the date of the Term Sheet.

(r)	The Loan Parties shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement; and

(s)	All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

Section 7.02         Conditions Precedent to all Extensions of Credit.

The obligation of Lender to make any Loans or other credit extensions under this Agreement shall be subject to the following conditions precedent:

(a)	the representations and warranties contained in this Agreement and the other Financing Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)	(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof, (ii) no Material Adverse Effect shall have occurred, and (iii) there has been no material deterioration in the consolidated financial condition of the Loan Parties since the date of the most recent financial statements submitted to Lender;

(c)	as a condition to the Tranche B Term Loan, (i) Borrower shall have delivered the Tranche B Term Loan Request, (ii) Borrower shall have satisfied each of the Tranche B Conditions, and (iii) Lender shall have received the Tranche B Commitment Fee and the Tranche B Closing Fee;

(d)	no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Tribunal against any Loan Party, Lender, or any of their Affiliates; and

(e)	in the case of the initial draw under the Tranche B Term Loans only, the Lender shall have received additional Warrants on the terms described in the Term Sheet.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01         Events of Default.

Any of the following shall constitute an Event of Default under this Agreement:

(a)	failure by any Loan Party to pay in cash all or any part of the Secured Obligations (including, without limitation, principal and interest payments due hereunder) when due and payable hereunder, and in the case of any amount other than principal (which shall not be subject to a cure period) such default shall remain unremedied for a period of 2 Business Days after the due date;

(b)	Any Loan Party ceases or threatens to cease to carry on business in the ordinary course or any material part of its business;

(c)	Any Loan Party or any Subsidiary becomes unable to satisfy its liabilities as they become due, or at any time the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities, or any of them otherwise commit an act of bankruptcy or admits that it is “insolvent;”

(d)	Any Loan Party or any Subsidiary, any creditor of such a party, or any other Person institutes any proceeding or takes any action or executes any agreement in connection with the commencement of any proceeding:

(i)	seeking to adjudicate any Loan Party or any Subsidiary bankrupt or insolvent;

(ii)	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of any Loan Party or Subsidiary or any material part of its property or debt, or making a proposal with respect to any Loan Party or Subsidiary under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws including, without limitation, all Insolvency Legislation, unless any such proceeding or other action is successfully contested by the applicable Loan Party or Subsidiary in good faith and is dismissed or stayed within 45 days;

(iii)	seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, liquidator or similar official for any Loan Party or Subsidiary or for any part of their properties and assets or for any part of the Collateral; or

(iv)	takes any other action or steps to institute an Insolvency Proceeding;

(e)	a receiver, conservator, trustee, custodian, monitor, liquidator or similar official is appointed in respect of any Loan Party or Subsidiary or any of the Collateral;

(f)	a failure by any Loan Party or Subsidiary to make payments of principal, interest or other amounts when due with respect to any other Indebtedness, or the occurrence of any default, or any event or condition which, with the giving of notice or passage of time, or both, would constitute a default or event of default by any Loan Party or Subsidiary under the terms of any Indebtedness in excess of Two Hundred and Fifty Thousand ($250,000);

(g)	if any representation or warranty made by any Loan Party in any of the Financing Documents or any other document, instrument or agreement executed and delivered by any Loan Party at any time to or in favor of Lender is untrue or incorrect in any material respect as of the date on which it is made;

(h)	any Loan Party breaches or fails to duly perform or observe any covenant contained in Section 6.14 or Section 6.23;

(i)	any Loan Party fails to observe the covenants set forth in Article VI (other than those contained in Section 6.14 and Section 6.23) of this Agreement or any other term, covenant or agreement contained herein or in any of the Financing Documents or any other document, instrument or agreement executed and delivered by any Loan Party at any time to or in favor of Lender and such failure is not cured to the satisfaction of the Lender, acting reasonably, within 10 Business Days after the earlier of (i) written notice thereof by the Lender to the Borrower and (ii) actual knowledge of the Borrower of the same;

(j)	any Loan Party challenges or threatens to challenge the validity or enforceability of any of the Financing Documents or terminates or repudiates any of them or attempts to do so, or such Financing Documents or any other document, instrument, agreement or certificate executed and delivered by any Loan Party to Lender shall cease to be in full force and effect or fail, in whole or in part, to constitute a legal, valid, binding and enforceable obligation of any Loan Party, as the case may be;

(k)	any Security Document shall cease to create a valid Lien in favor of Lender or Lender’s Lien ceases to be a perfected, first priority Lien in the Collateral (subject to Permitted Encumbrances), or any occurrence, development or change shall occur, which has resulted or is reasonably expected to result in impairment in the perfection or priority of the Liens granted to Lender other than pursuant to Permitted Encumbrances, or there is a material impairment of the Collateral;

(l)	any part of the Collateral is attached, seized, levied on or becomes subject to any similar process, or any Governmental Authority (including an administrative body or taxation authority) issues a demand in respect of any Loan Party on any part of the Collateral, or any creditor enforces a Lien on the Collateral or otherwise takes possession of property of any Loan Party, or gives written notice of its intent to do any of the foregoing (unless such notice contested in good faith by appropriate legal proceedings and appropriate reserves satisfactory to Lender have been taken);

(m)	any resolution is passed for the winding up, dissolution or liquidation or amalgamation of any Loan Party other than as permitted by Section 6.14(d) or Section 6.14(e) or if any Loan Party loses its charter by expiration, cancellation, forfeiture or otherwise;

(n)	there is entered into against any Loan Party or Subsidiary a judgment or order for the payment of money in an aggregate amount in excess of $250,000 or for equitable relief to enjoin, restrain or prevent any Loan Party or Subsidiary from conducting any material part of its business, or which would otherwise reasonably be expected to have a Material Adverse Effect;

(o)	a Change of Control occurs;

(p)	any Permit (including any Regulatory Required Permit) shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect.;

(q)	a Pension Plan Event occurs;

(r)	if the common shares of the Parent cease to be listed for trading on the TSX, the Parent ceases to be a reporting issuer in good standing in the Province of Ontario, a cease trade order is issued by a Governmental Authority with respect to the common shares of the Parent which order is in effect for more than twenty (20) Business Days or if the Parent appears on the list of defaulting issuers maintained by the Ontario Securities Commission available for consultation on its website;

(s)	the occurrence of a Material Adverse Change; or

(t)	any other event or circumstance occurs that could reasonably give rise to a Material Adverse Effect.

Section 8.02         Lender’s Remedies Upon Default.

(a)	Upon the occurrence, and during the continuation, of an Event of Default, Lender may exercise any of the rights and remedies of a secured party under the PPSA or other similar applicable foreign Law, and any other rights and remedies provided for in this Agreement or any other Financing Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by each Loan Party:

(i)	Declare all Secured Obligations, whether evidenced by this Agreement, by any of the other Financing Documents, or otherwise, immediately due and payable;

(ii)	Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Financing Documents, or under any other agreement between any Loan Party, and Lender;

(iii)	Terminate this Agreement and any of the other Financing Documents as to any future liability or obligation of Lender, but without affecting any of Lender’s Liens in the Collateral and without affecting the Secured Obligations;

(iv)	Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender in its sole discretion considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(v)	Without notice to any Loan Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the PPSA or other similar applicable foreign Law), set off and apply to the Secured Obligations any and all (i) funds coming into possession of Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Lender;

(vi)	Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(vii)	take any and all other remedies at Law or provided for under the applicable Security Documents.

Section 8.03         Lender Protective Payments.

Without notice to or demand upon any Loan Party, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral, enhance the likelihood of repayment of the Secured Obligations, or pay any other amount payable by or chargeable to any Loan Party pursuant to the terms of this Agreement, including costs, fees, and expenses, and Lender Expenses. All such amounts shall be added to the principal of the Term Loan outstanding hereunder, and be repayable on demand and secured by the Collateral.

Section 8.04         Remedies Cumulative.

The rights and remedies of Lender under this Agreement, the other Financing Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the PPSA or other similar applicable foreign Law, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

Section 8.05         Power of Attorney.

Each Loan Party hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as such Loan Party’s true and lawful attorney, during the existence of an Event of Default, with power to (a) sign the name of such Loan Party on any Additional Documents, (b) sign such Loan Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Loan Party’s name on any collection item that may come into Lender’s possession, (e) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) pay, contest or settle any Lien or other encumbrance or adverse claim in or to the Collateral or any judgment based thereon. The appointment of Lender as each such Loan Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully and finally repaid and performed and any obligation of Lender to extend credit hereunder is terminated.

Each Loan Party hereby releases Lender (and any of Lender’s officers, employees, or agents designated by Lender) from the restrictions (to the extent that such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws, in each case to the extent legally possible to such Loan Party. For the avoidance of doubt, if and to the extent that Lender is authorised to sub-delegate (by power of attorney or otherwise) any powers granted to it under the Financing Documents (or any of them), this shall extend to include such release. Each Loan Party which is barred by its constitutional documents, by-laws or otherwise from validly granting such release will inform Lender accordingly.

Section 8.06         Notice of Event of Default.

Each Loan Party shall promptly give notice in writing to Lender of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.

Section 8.07         Default under Other Encumbrances.

Any amount paid by Lender before or after the occurrence of an Event of Default on account of monies payable under any Lien upon the Collateral or any part thereof shall be repaid by the Loan Parties to Lender on demand and shall:

(a)	be added to the Secured Obligations and constitute a charge upon the Collateral; and

(b)	bear interest at the rate equal to the Post-Default Rate as a reasonable and genuine pre-estimate of damages and not as a penalty.

Section 8.08         Judgment.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Loan Parties to perform the Secured Obligations nor shall such operate as a merger of any covenant or affect the right of Lender to receive interest at the specified rate, and any judgment shall bear interest at such rate.

Section 8.09         Application of Proceeds.

During the existence of an Event of Default, Lender may apply in any order all payments received or funds coming into its possession.

Section 8.10         Limitation of Liability.

Lender shall not be liable by reason of any entry into or taking possession of any of the Collateral charged or intended to be charged by the Security Documents or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. Lender shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Collateral. Lender shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Collateral and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of Lender, any Loan Party or any other person in respect of same. Each Loan Party hereby releases and discharges Lender from every claim of every nature, whether sounding in damages or not, which may arise or be caused to any Loan Party or any person claiming through any Loan Party by reason or as a result of anything done or omitted to be done, as the case may be, by Lender or any successor or assign claiming through or under Lender under the provisions of this Agreement, unless such claim is the result of Lender’s gross negligence or willful misconduct as determined by a final, non-appealable judgment. The guarantee limitations set forth in clause 4.10 of the Canadian Guarantee shall apply mutatis mutandis to any indemnity granted by or other secondary liability of a Loan Party incorporated as limited liability company (GmbH) in Germany to the Lender pursuant to this Section 8.10.

Section 8.11         Borrower Liable

Borrower hereby waives any requirement that the Lender protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Loan Party or other entity. Borrower agrees not to seek payment directly or indirectly from another Loan Party through a claim of indemnity, contribution, or otherwise with respect to the Secured Obligations, until the Secured Obligations have been repaid in full and this Agreement has terminated. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Loan Party in contravention of this Section, such Loan Party to hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Secured Obligations, whether matured or unmatured.

ARTICLE IX.

GENERAL

Section 9.01         Releases.

Lender may in its discretion from time to time release any part of the Collateral or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Collateral or any other security or any Person from the security created by this Agreement or any of the Financing Documents or from any of the covenants herein contained. Each and every portion into which the Collateral is or may hereafter be divided does and shall stay subject to the Lien pursuant to this Agreement. No Person shall have the right to require the Secured Obligations to be apportioned and Lender shall not be accountable to any Loan Party for any moneys except those actually received by Lender.

Section 9.02         Governing Law; Jurisdiction; Jury Trial Waiver and Judicial Reference.

All Financing Documents, except if expressly provided otherwise therein, shall be exclusively (without regard to any rules or principles relating to conflicts of laws) governed by, enforced and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Loan Party hereby irrevocably and unconditionally consents, for itself and its property, to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under or relating to this Agreement or any of the other Financing Documents, except if expressly provided otherwise therein. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and such Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to any Financing Document against a Loan Party or its properties in the courts of any jurisdiction. Each Loan Party hereby waives personal service of the summons, complaints and other process issued in such action or suit and agrees that service of such summons, complains and other process may be made by registered or certified mail addressed to Borrower as its duly appointed process agent at the address set forth in, or subsequently provided to Lender in accordance with this Agreement, and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage paid. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIMS OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Section 9.03         Whole Agreement.

This Agreement and other Financing Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

Section 9.04         Time.

Time shall be of the essence of all provisions of this Agreement and the other Financing Documents.

Section 9.05         Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, or means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent or by means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto, Ontario time), or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 9.05. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or any means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to the Loan Parties:

Profound Medical Inc.

2400 Skymark Ave. Unit #6

Mississauga, Ontario

Attention: Aaron Davidson, Chief Financial Officer and Senior VP Corporate Development

Email: ADavidson@profoundmedical.com

with a copy (that does not constitute notice) to:

Torys LLP

79 Wellington St W #3000

Toronto, ON M5K 1N2

Attention: Amanda Balasubramanian

Email: abalasubramanian@torys.com

(b)	if to Lender:

for any borrowing request:

Canadian Imperial Bank of Commerce

Credit Processing Services

595 Bay Street, 5th floor

Toronto, Ontario

M5H 2C2

e-mail: gregory.mcdonald@cibc.com

Attention: Gregory McDonald

for all other notices:

CIBC Innovation Banking

40 King S. West, Suite 5702

Toronto, Ontario

M5H 3Y2

facsimile: 416-682-1160

e-mail: jeff.chapman@cibc.com

Attention:          Jeff Chapman

with a copy (that does not constitute notice) to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Facsimile: 416-979-1234

e-mail: mbertrand@goodmans.ca

Attention:          Michael Bertrand

Section 9.06         Successors and Assigns.

This Agreement shall be binding on each Loan Party and its successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns. Each Loan Party agrees not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender which it may exercise in its sole and absolute discretion. Lender shall be entitled to assign this Agreement to any other party (with, so long as no Default or Event of Default has occurred, the consent of Borrower); provided, that so long as no Default or Event has occurred, such assignment shall not increase the relevant Loan Party’s obligation to reimburse, indemnify or make whole the Lender pursuant to Section 3.09 or Section 3.10 as a result of such assignment. Notwithstanding the foregoing, an assignment to an Affiliate of Lender may be made at any time without consent.

Section 9.07         Indemnification.

Each Loan Party hereby agrees to indemnify, defend and hold Lender and its principals, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Indemnified Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Financing Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and any Loan Party (including attorneys’ and other legal fees and expenses), except for Indemnified Claims or losses finally determined by a court of competent jurisdiction to have been directly caused by such Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the repayment of the Secured Obligations. The guarantee limitations set forth in clause 4.10 of the Canadian Guarantee shall apply mutatis mutandis to any indemnity granted by or other secondary liability of a Loan Party incorporated as limited liability company (GmbH) in Germany to the Lender pursuant to this Section 9.07.

Section 9.08         No Set-Off.

The Secured Obligations shall be paid by the Loan Parties without regard to any set-off, withholding, counterclaim or equities between any Loan Party and Lender.

Section 9.09         Permitted Encumbrance.

Notwithstanding any other provision in this Agreement, the parties confirm their intent that the references to Permitted Encumbrances herein are not intended to imply the subordination by Lender to any Person whatsoever.

Section 9.10         Press Releases.

Each Loan Party agrees that Lender may issue press releases announcing the fact and extension of the financing under this Agreement and further agrees that Lender may display any Loan Party’s logo on its website and collateral material consistent with its other portfolio companies. Lender’s use of such logo shall be subject to such Loan Party’s approval, which shall not be unreasonably withheld.

Section 9.11         Confidentiality.

Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from or on behalf of the Loan Parties, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants and affiliates, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with Applicable Law and in connection with the exercise of remedies, and provided that the foregoing shall not apply to information that is in the public domain or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to the Loan Parties.

Section 9.12         Judgment Currency

(a)	If for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.12 referred to as the “Judgement Currency”) an amount due in into another currency (referred to as the “Required Currency”), the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 9.12(a)(ii) being hereinafter in this Section referred to as the “Judgement Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in clause (a)(ii) of this section, there is a change in the rate of exchange prevailing between the Judgement Conversion Date and the date of actual payment of the amount due, the Loan Parties, jointly and severally, shall pay such additional or lesser amount as may be necessary to ensure that the amount paid in the Judgement Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Required Currency, which could have been purchased with the amount of Judgement Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgement Conversion Date.

(c)	Any amount due from any Loan Party under the provisions of Section (b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

Section 9.13         Anti-Money Laundering Legislation

(a)	Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), Lender may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Lender, or any prospective assignee or participant of Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	Each Loan Party acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”), Lender may be required to obtain, verify and record information with respect to the Loan Parties, and each Loan Party hereby agrees to cooperate with Lender and provide them with all information that may be required in order to fulfil its obligations under the Patriot Act.

Section 9.14         Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of date first written above.

PROFOUND MEDICAL INC., as Borrower

Per:	/s/ Arun Menawat
	Name:	Arun Menawat
	Title:	Chief Executive Officer

Per:	/s/ Rashed Dewan
	Name:	Rashed Dewan
	Title:	VP Finance

PROFOUND MEDICAL CORP., as a
Guarantor

Per:	/s/ Arun Menawat
	Name:	Arun Menawat
	Title:	Chief Executive Officer

Per:	/s/ Aaron Davidson
	Name:	Aaron Davidson
	Title:	Chief Financial Officer

PROFOUND MEDICAL GMBH, as a
Guarantor

Per:	/s/ Hartmut Warnken
	Name:	Hartmut Warnken
	Title:	VP, Int. Sales

Per:
Name:
Title:

Signature Page – Credit Agreement

PROFOUND MEDICAL (U.S.) INC., as a
Guarantor

Per:	/s/ Arun Menawat
	Name:	Arun Menawat
	Title:	President

Per:	/s/ Rashed Dewan
	Name:	Rashed Dewan
	Title:	Secretary

CANADIAN IMPERIAL BANK OF
COMMERCE, as Lender

Per:	/s/ Mark Usher
	Name:	Mark Usher
	Title:	Managing Director

Per:
Name:
Title:

Signature Page – Credit Agreement

Exhibit A

TRANCHE B TERM LOAN REQUEST

[                                              , 20    ]

CIBC,

Ladies and Gentleman:

The undersigned, a Responsible Officer of Profound Medical Inc., an Ontario corporation (“Borrower”), refer to the Credit Agreement, dated as of July 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrower, the other Loan Parties party thereto and CIBC (“Lender”), and hereby give you notice, irrevocably, pursuant to and as required by Section 2.02(b)(i) of the Credit Agreement, that Borrower hereby requests a Tranche B Term Loan under the Credit Agreement, and confirms:

1.	The requested date of the Tranche B Term Loan, which is a Business Day, is [ , 20 ].

2.	The amount of the Tranche B Term Loan is $[●].

3.	Each of the Tranche B Conditions have been met.

4.	The Tranche B Closing Fee shall be [deducted from the proceeds of the Loan] [has been paid separately as of the date hereof.]

5.	The bank name, location and number of the account to which funds are to be disbursed is attached.

The undersigned hereby represents and warrants that, as of the date of this Tranche B Term Loan Request, the conditions set forth in Section 7.02 have been satisfied as if such conditions were set forth herein.

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Very yours truly,

[ ]

By:

Name:

Title:

Exhibit B

COMPLIANCE CERTIFICATE

                       , 201

CIBC Innovation Banking

40 King S. West, Suite 5702

Toronto, Ontario

M5H 3Y2, Canada

Attention: Jeff Chapman

Re: Credit Agreement, dated as of July 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Profound Medical Inc., an Ontario corporation (the “Borrower”), the other Loan Parties from time to time party thereto, and CIBC (“Lender”).

Ladies and Gentlemen:

Concurrently herewith Borrower delivers to Lender the [monthly/quarterly/annual] financial statements for the period ending . Any capitalized terms used herein but not defined shall have the meaning set forth in the Credit Agreement.

This letter shall serve as certification by or on behalf of the Borrower to Lender of the following:

(a)          In accordance with Section 6.10 of the Credit Agreement, (i) all financial statements delivered herewith have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Loan Parties and each of its Subsidiaries at the close of, and results of Borrower’s and each of its Subsidiaries’ operations and cash flows for, the periods covered, (ii) the Borrower has properly made all statutory withholdings, (iii) the representations and warranties of the Loan Parties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of such time except for (A) such representations and warranties stated to be true as of a specific date and (B) any changes to the schedules to such representations and warranties that arise in the ordinary course of business and are not prohibited under the Credit Agreement and attached hereto, (iv) the Borrower has complied with all covenants, conditions and other requirements contained in any Financing Document, (v) there has not occurred any Default or Event of Default, and there has not occurred any breach or default under any other document, instrument or agreement (including any Material Agreement) which would reasonably be expected to have a Material Adverse Effect and (vi) there has been no material deterioration in the consolidated financial condition of the Loan Parties since the date of the most recent financial statements submitted to Lender.

(b)          In accordance with Section 6.18 of the Credit Agreement, the Loan Parties are in compliance with the following financial covenants:

For the month ended                                           :

(A)         Unrestricted Cash                                      $

(B)         Trailing 3 Month Operating Cash            $

Expenditures

Required: (A) must be greater than (B)

Complies:        ☐ Yes ☐ No

(c)          Additional confirmations:

1.	Any change in the legal name, jurisdiction of organization or location of chief executive office or registered office of any Loan Party or new Canadian Provinces in which they operate?

☐ Yes, details listed below              ☐ No

2.	Are there any new Deposit Accounts or Securities Accounts opened by any Loan Party (not previously disclosed on a Compliance Certificate)?

☐ Yes, details listed below              ☐ No

Account Holder	Depository / Intermediary	Address	Account Number	Restricted	Control Agreement
				☐	☐

3.	Have any Subsidiaries been formed, acquired other than Subsidiaries set forth on Schedule 5.31 to the Agreement or as previously disclosed on a Compliance Certificate? Are any of them Material Subsidiaries?

☐Yes, details listed below, together with updated organizational chart

☐No

Name	Jurisdiction of Organization	Shares Outstanding	Ownership of Subsidiary Shares (indicating percentage)	Purpose

(d)          Attached hereto are any updates to the schedules to the Agreement to give effect to the statement in clause (a)(iii)(B) above.

(e)          [For the certificate for March, June, September and December only to comply with the statement in Section 6.19(c) of the Credit Agreement]: Attached is a list of new Intellectual Property acquired and not previously disclosed.

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This Compliance Certificate is a Financing Document. Such certification is made as of                     , 201     .

BORROWER:

[ ][[ ]]

By:

Name:

Title:

SCHEDULE OF EXCEPTIONS

[SCHEDULE OF EXCEPTIONS REDACTED]